UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. __ )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

McCORMICK & COMPANY, INCORPORATED

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

McCORMICK & COMPANY, INCORPORATED 18 Loveton Circle, Sparks, Maryland 21152

February 15, 2018

I am pleased to invite you to attend the March 28, 2018, Annual Meeting of Stockholders, which will again be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

Prior to the meeting, I encourage you to review the Company’s Annual Report to Stockholders for the 2017 fiscal year.

At McCormick, our focus continues to be on growth, performance and people.

●	Growth – We are capitalizing on the global consumer interest in great taste and healthy eating. We strengthened our flavor leadership this year advancing to a leading position in condiments with the acquisition of Reckitt Benckiser’s Food Division (RB Foods). We expect to grow annual sales 4% to 6% long-term and are driving this growth through our base business, new products and acquisitions. We are also focused on profit realization led by our Comprehensive Continuous Improvement program. From 2016 to 2019, we expect to achieve $400 million in cost savings, and we are well on our way to achieving this goal with $226 million delivered through 2017.

●	Performance – We deliver industry leading financial performance while doing the right thing for people, communities and planet. We achieved record results in 2017, exceeding our goals to grow sales, adjusted operating income, both in constant currency, and adjusted earnings per share. Our cash flow from operations reached a record $815 million and an 11% increase to the quarterly dividend was authorized. We have paid dividends every year since 1925 with increases in the past 32 consecutive years.

●	People – Our people remain our best and brightest asset bringing our best attributes to bear as we bring the joy of flavor to life. Our Company has a firm foundation that is based on a participative, multiple management culture. This has led to success and high performance across the organization – for our employees, our customers and our stockholders.

McCormick’s Board of Directors and leadership team are directing our strategy and setting our course for growth. Departing from our Board is Alan Wilson, who has served as a director since 2007 and chaired our Board from 2009 until February 1, 2017. We sincerely appreciate his contributions and service. We are pleased to have another new independent director join McCormick’s Board in 2017: Tony Vernon, the retired Senior Advisor and Executive Director, and former Chief Executive Officer, of Kraft Foods Group, Inc.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares via the internet, by telephone, or by signing and returning the proxy card so that your shares are represented at the meeting.

Thank you for your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Lawrence E. Kurzius

Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

March 28, 2018

10:00 a.m.

Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030 at 10:00 a.m. on March 28, 2018, for the purpose of considering and acting upon:

(1)	the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of McCormick to serve for the 2018 fiscal year;

(3)	the approval, on a non-binding advisory basis, of McCormick’s Named Executive Officer compensation for fiscal 2017 (a “say-on-pay” vote); and

(4)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on January 2, 2018, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person.

February 15, 2018

Jeffery D. Schwartz

Vice President, General Counsel & Secretary

By Internet	By Telephone	By Mailing Your Proxy Card

Vote by mail by marking, dating and
Vote your shares online at	Vote your shares	signing your proxy card or voting
www.proxyvote.com.	by calling 1-800-690-6903.	instruction form and returning it in the postage-paid envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 28, 2018:

The proxy statement and McCormick’s Form 10-K for the 2017 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s Investor Relations website at ir.mccormick.com under “Financial Information,” then “Proxy Materials.”

Back to Contents

PROXY SUMMARY

This summary highlights selected information contained in this proxy statement. It does not contain all the information you should consider and as such we urge you to carefully read the proxy statement in its entirety prior to voting. For additional information, please review the Company’s Annual Report to Stockholders for the 2017 fiscal year.

Select Business Highlights for 2017

Top Line / Bottom Line Results

Strong financial performance	In 2017, net sales rose 10% with minimal impact from currency rates, adjusted EPS grew by 13% and we generated a record $815 million of cash flow from operations. Our focus on growth, performance and people led to another year of outstanding results and we exceeded each of our long-term financial goals.
Increased stockholder return	Total annual stockholder return has risen 12% or more for the past 1, 5, 10 and 20 year periods.
Our flavor leadership is expanding	With the purchase of RB Foods, McCormick advanced to a leading position in condiments. We now have leading positions in categories that consumers use most to flavor fresh foods. McCormick is a global leader in flavor with a growing and advantaged business platform.
32 years of uninterrupted dividend increases	We have paid dividends every year since 1925 and have increased our dividend in each of the past 32 years, placing McCormick among the S&P 500’s Dividend Aristocrats. In 2017, our dividend paid reached $1.88 per share. The quarterly dividend increase to $0.52 is more than double the quarterly amount paid in 2010. During the past five years, we have increased our dividend per share at a compound annual rate of 9%.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement     ii

Back to Contents

Executive Compensation and Performance Alignment Summary

Our pay-for performance philosophy requires that a substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short-and long-term. Those financial performance goals should be drivers of stockholder value over both the short-and long-term.

Both adjusted Earnings Per Share (EPS) and adjusted operating income growth globally were strong and each exceeded its target in fiscal 2017, positively impacting annual incentive payouts.

Cumulative net sales growth is the metric that determines the earned share awards under the Long Term Performance Plan (LTPP), which represents the cumulative growth rate for continuing operations over the three year period, adjusted for items including foreign currency and the incremental sales impact from acquisitions. Cumulative net sales growth exceeded the three-year target of 11%. The metric that determines the cash payout in the LTPP is Total Shareholder Return (TSR) (not displayed on this graph), relative to our peer companies. Both our absolute and our relative TSR were strong in fiscal 2017, achieving 78th percentile ranking among our peer companies.

For purposes of demonstrating that CEO pay is well aligned with company performance, only three elements of direct compensation are included in CEO Paid Compensation on this graph – 1) Base salary, 2) Annual bonus earned, 3) Cash and stock (based on the market value on the vesting date) earned at the end of the three-year cycle for the LTPP. Total compensation, including the value of pension changes, stock option grants, and all other compensation for all Named Executive Officers, can be found in the Summary Compensation Table on page 31. The adjusted EPS and adjusted operating income referenced in the above graph and narrative are non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles (GAAP). An explanation of the adjustments may be found in our Form 10-K for the 2017 fiscal year under “Non-GAAP Financial Measures” beginning on page 40 in the “Management’s Discussion and Analysis” section.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement     iii

Back to Contents

McCORMICK & COMPANY, INCORPORATED - Proxy Statement     iv

Back to Contents

SELECTED DEFINITIONS

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Group – those consumer products companies listed under “How We Determined Executive Compensation for Fiscal 2017.” The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the total targeted compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – individuals who served as the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) during the last fiscal year, the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the last completed fiscal year, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. In this proxy statement, our Named Executive Officers consist of Lawrence E. Kurzius, Michael R. Smith, Brendan M. Foley, Jeffery D. Schwartz, Malcolm Swift, and Alan D. Wilson.

Non-Qualified Stock Option – an award that allows the holder, after the award vests, to purchase shares of stock at a specified exercise price. Non-qualified stock options do not qualify for special tax treatment under Sections 422 or 423 of the Internal Revenue Code.

Peer Group – those manufacturers of food products listed under “Elements of Executive Compensation.” The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of the financial performance of the Peer Group companies because they are companies with whom we compete for equity investors.

Record Date – the date established by the Board of Directors for determining the stockholders eligible for notice of, and to vote at, the Annual Meeting of Stockholders. The Record Date for the 2018 Annual Meeting of Stockholders is January 2, 2018.

Restricted Stock Unit (RSU) – an award equal in value to, and payable in, a share of company stock. Company stock is not issued at the time of the grant, but generally is issued shortly after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon issuance of the underlying stock.

Total Stockholder Return (TSR) – stock price appreciation over a given period of time plus dividends paid on the stock over the same time period.

2018 ANNUAL MEETING OF STOCKHOLDERS ADMISSION GUIDELINES

●	Please bring a photo ID as you may be asked to present it in order to be admitted to the 2018 Annual Meeting of Stockholders.

●	The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Martin’s Valley Mansion.

●	Attendees may not bring into Martin’s Valley Mansion large packages or other material that could pose a safety or disruption hazard.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement     v

Back to Contents

This page intentionally left blank

Back to Contents

PROXY STATEMENT

General Information

This proxy statement is furnished on or about February 15, 2018 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the 2018 Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior internet or telephone vote or the stockholder’s proxy.

The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail, personal interview, and/or through the Internet. We also may request that brokers and other custodians, nominees, and fiduciaries forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

Record Date. At the close of business on the Record Date, there were 10,008,182 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information on certain persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Loveton Circle Sparks, Maryland 21152	1,923,457(2)	19.2%

(1)	All shares beneficially owned as of the Record Date.

(2)	Amount of shares of Common Stock shown in the table were held in the trust for the McCormick 401(k) Retirement Plan as of the Record Date. Neither the trustees of the trust nor the plan itself are the beneficial owners of these shares of Common Stock for purposes of the voting limitations described in our Charter. Instead, each plan participant is considered to be the beneficial owner of the shares allocated to such participant’s account in the plan, and no individual participant holds more than five percent of the Common Stock of the Company in his or her plan account. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s trustees possess voting discretion over the shares of Common Stock with respect to which plan participants do not direct the trustees how to vote, except that, in the event of a tender offer, no vote shall be made for any shares of Common Stock with respect to which plan participants do not direct the trustees how to tender.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       1

Back to Contents

CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Corporate Governance Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/ Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary. The Corporate Governance Guidelines make clear that directors and executive officers of the Company may not pledge Company stock as collateral for a loan or otherwise use Company stock to secure a debt, and may not engage in any hedging transactions with respect to Company stock.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: Michael A. Conway, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Maritza G. Montiel, Margaret M.V. Preston, Gary M. Rodkin, Jacques Tapiero and W. Anthony Vernon.

In connection with these independence determinations, the Board considered the following:

●	Michael A. Conway is President, Licensed Stores, U.S. and Latin America for Starbucks Coffee Company and a commercial relationship exists between McCormick and Starbucks Coffee Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made between McCormick and Starbucks Coffee Company are substantially less than 2% of the consolidated gross revenues of Starbucks Coffee Company; (2) Mr. Conway does not participate in the negotiation of commercial transactions on behalf of Starbucks Coffee Company, nor has he been involved in the execution of any commercial transactions between McCormick and Starbucks Coffee Company since their inception; and (3) the products supplied by McCormick to Starbucks Coffee Company are readily available from other sources of supply. For fiscal 2017, all commercial transactions between McCormick and Starbucks Coffee Company amounted to less than $1,800,000, which is substantially less than 2% of the consolidated gross revenues of Starbucks Coffee Company. All commercial transactions were conducted at arm’s length and consisted of products Starbucks Coffee Company and McCormick purchased from each other.

●	Freeman A. Hrabowski, III is the President of the University of Maryland, Baltimore County (UMBC) and a relationship exists between McCormick and UMBC. However, the Board has determined that the relationship is not material for the following reasons: (1) the payments made between McCormick and UMBC are substantially less than 2% of the consolidated gross revenues of UMBC; (2) Dr. Hrabowski does not participate in the negotiation of such transactions on behalf of UMBC, nor has he been involved in the execution of any transactions between McCormick and UMBC since their inception; and (3) the funds provided by McCormick to UMBC are readily available from other sources. For fiscal 2017, all transactions between McCormick and UMBC amounted to less than $10,000, which is substantially less than 2% of the consolidated gross revenues of UMBC. All such transactions were conducted at arm’s length and consisted of monies McCormick paid to UMBC to fund McCormick’s Unsung Hero Award Scholarship.

●	Patricia Little is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made between McCormick and The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Ms. Little does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has she been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For fiscal 2017, all commercial transactions between McCormick and The Hershey Company amounted to less than $1,200,000, which is substantially less than 2% of the consolidated gross revenues of The Hershey Company. All commercial transactions were conducted at arm’s length and consisted of products The Hershey Company and McCormick purchased from each other.

●	Maritza G. Montiel is a member of the Board of Directors of Aptar Group, Inc. and a commercial relationship exists between McCormick and Aptar Group. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made between McCormick and Aptar Group are substantially less than 2% of the consolidated gross revenues of Aptar Group; (2) Ms. Montiel does not participate in the negotiation of commercial transactions on behalf of Aptar Group, nor has she been involved in the execution of any commercial transactions between McCormick and Aptar Group since their inception; and

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       2

Back to Contents

(3) the products supplied by Aptar Group to McCormick are readily available from other sources of supply. For fiscal 2017, all commercial transactions between McCormick and Aptar Group amounted to less than $500,000, which is substantially less than 2% of the consolidated gross revenues of Aptar Group. All commercial transactions were conducted at arm’s length and consisted of products McCormick purchased from Aptar Group. For these reasons, the Board has concluded that Mr. Conway, Dr. Hrabowski, Ms. Little and Ms. Montiel have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

Procedure Regarding Transactions with a Related Person

McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404 (a) of Regulation S-K under the Exchange Act) in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)	a transaction involving compensation to an executive officer if (i) the compensation is reported pursuant to Item 402 of Regulation S-K; or (ii) (A) the executive officer is not an immediate family member of an executive officer or director of the Company and such compensation would have been required to be reported under Item 402 if the executive officer was a “named executive officer” under such regulation, and (B) the compensation was approved by the Board of Directors or the Compensation Committee of the Board of Directors;

(b)	a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K;

(c)	a transaction where the related person’s interest arises only from (i) such person’s position as a director of another entity that is a party to the transaction; or (ii) the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; or (iii) from both of (c)(i) and (c)(ii) above;

(d)	if the interest of the related person arises solely from the ownership of a class of the Company’s stock and all holders of that class of stock of the Company receive the same benefit on a pro rata basis; or

(e)	any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K.

The procedure provides that any actual or potential related person transaction is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”). If the transaction in question is determined to be a related person transaction but (i) it is not material to the Company, and (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion. If the CEO or the CFO has a direct or indirect material interest in the transaction or the proposal, then the matter shall be submitted to the Audit Committee for review and disposition (regardless of materiality of the transaction or the reasonableness of the commercial terms).

If the transaction in question is determined to be a related person transaction and (i) it is material to the Company, and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

During fiscal year 2017, as part of McCormick’s authorized share repurchase program, McCormick repurchased 200,000 shares of its stock from the estate of Hugh P. McCormick Jr., former McCormick executive who retired in 1983 and former beneficial owner of more than five percent of the Common Stock of the Company, for $21,383,223. The repurchase price per share was equal to the average of the high and low trading price of the Common Stock Non-Voting on the date of purchase. The shares repurchased from the estate of Hugh P. McCormick, Jr. are less than 16 percent of the $137,759,709 in share repurchases made by the Company in fiscal 2017 under its authorized share repurchase program.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       3

Back to Contents

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for the purpose of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 30 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the oversight of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Business Ethics Policy.” The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone or through a dedicated website. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chair of the Audit Committee or to the attention of the General Counsel.

Available Information

McCormick makes available free of charge through its website ir.mccormick.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

DIRECTORS

Executive Sessions of the Board of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Board by writing to the Board, or to a specific director, at:

Board of Directors (or specific director)

McCormick & Company, Incorporated

c/o Corporate Secretary

18 Loveton Circle, Sparks, Maryland 21152

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       4

Back to Contents

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee is responsible for selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination; and retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee

McCormick & Company, Incorporated

c/o Corporate Secretary

18 Loveton Circle, Sparks, Maryland 21152

Board Membership

Selection Criteria and Qualifications for All Directors

The Nominating/Corporate Governance Committee is responsible for developing the selection criteria to be used in seeking nominees for election to the Board, within the general qualification criteria for director nominees established by the Board in McCormick’s Corporate Governance Guidelines. As well, the Committee is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board. The Board will consider qualified candidates recommended by the Nominating/Corporate Governance Committee for election to the Board and determine which candidates to recommend to the Company’s stockholders for election. The Board is responsible for filling vacancies on the Board as they arise.

In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values, and the commitment to represent the long-term interests of the stockholders. Nominees are selected on the basis of their business and professional experience, qualifications, public service and availability, and will be experienced at policy-making levels in business, government, finance or accounting, higher education or other fields relevant to the Company’s global activities.

Nominees are selected to represent all stockholders rather than special interest groups or any group of stockholders. The Board does not have a formal policy with regard to diversity of Board nominees; however, McCormick’s Corporate Governance Guidelines provide that diversity of background is a consideration in selecting Board nominees, and the selection criteria established by the Nominating/Corporate Governance Committee include a preference that candidates enhance the diversity of the Board (for example, with respect to gender, race, ethnicity, and culture). Diversity is valued because the Board believes that a variety of perspectives and experiences contributes to a more enhanced decision-making process.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       5

Back to Contents

Particular Skills Represented on the Board as a Whole

The Nominating/Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “●” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Summary of Skills of Director Nominees

	Michael A. Conway	J. Michael Fitzpatrick	Freeman A. Hrabowski, III	Lawrence E. Kurzius	Patricia Little	Michael D. Mangan	Maritza G. Montiel	Margaret M. V. Preston	Gary M. Rodkin	Jacques Tapiero	W. Anthony Vernon
Senior executive experience (e.g., CEO, COO, CFO) at a publicly traded multinational company	●	●		●	●	●		●	●	●	●
Consumer marketing experience, or a particular knowledge of the food industry	●		●	●	●	●			●		●
General management experience in international operations	●	●		●	●	●	●	●	●	●	●
Enhances the diversity of the Board (e.g., gender, race, ethnicity, & culture)	●		●		●		●	●		●
Strategic leadership at a large, complex, organization	●	●	●	●	●	●	●	●	●	●	●
High level of financial literacy		●	●	●	●	●	●	●	●	●	●
Governmental experience; regulatory expertise		●	●			●	●		●	●	●
Merger, acquisition and/or joint venture expertise		●		●	●	●		●	●		●
Experience in aligning compensation with organizational strategy and performance	●	●	●	●		●	●		●	●	●

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       6

Back to Contents

Director Skills Narrative

Michael A. Conway

Mr. Conway’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) general management experience in international operations, and (iv) as a senior executive responsible for a global consumer packaged foods business, a particular knowledge of the business, markets and customers in which McCormick operates. Mr. Conway currently serves as President, Licensed Stores, U.S. and Latin America for Starbucks Coffee Company, which is a publicly traded multinational company. Previously, he served as President, Global Channel Development for Starbucks from 2013 to 2016 responsible for all commercial and business strategy functions and expanding into emerging international markets. Prior to joining Starbucks, he worked at Johnson & Johnson from 2004 to 2013, serving as worldwide President of McNeil Nutritional, a division of Johnson & Johnson from 2010 to 2013; and worked at the Campbell Soup Company from 1994 to 2004, serving as Vice President for the Adult Simple Meals Division of the Campbell Soup Company from 2003 to 2004. At Starbucks, Mr. Conway is a Senior Officer and Executive Team Member with full profit and loss responsibility.

J. Michael Fitzpatrick

Dr. Fitzpatrick’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) a high level of financial literacy, and (iv) extensive experience in mergers and acquisitions. Dr. Fitzpatrick currently serves as a director and Chairman of Aurora Plastics, Inc., a privately held company. He was formerly the Chairman and President of Citadel Plastics Holdings, Inc., a privately held company, and formerly served as the President and Chief Operating Officer at Rohm and Haas, which was a public multinational company until its acquisition by Dow Chemical, where he served for over 30 years. Dr. Fitzpatrick’s international experience with Rohm and Haas included service in marketing and business management roles in Brazil and Italy, service in general and regional management positions in Mexico and the United Kingdom, and global responsibility for various Rohm and Haas businesses from 1999 to 2005. He has experience both at Citadel Plastics and at Rohm and Haas in overseeing the performance of public accountants in the preparation, auditing and evaluation of financial statements, and has served as a member of the audit committee of the board of directors of Carpenter Technology Corporation. The McCormick Board of Directors has determined that Dr. Fitzpatrick is an “audit committee financial expert” under the rules of the SEC. Service with Rohm and Haas and Citadel Plastics has involved Dr. Fitzpatrick in over 45 acquisitions, dispositions, and joint ventures.

Freeman A. Hrabowski, III

Dr. Hrabowski’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, and (iii) consumer marketing experience. Dr. Hrabowski has served as the President of the University of Maryland, Baltimore County (UMBC) since 1992, and his strategic leadership of that organization has been widely recognized. In 2008, he was named one of America’s Best Leaders by U.S. News & World Report, which in each of the last six years has ranked UMBC the number one “Up and Coming” university in the nation. In 2009, Time Magazine named him one of America’s 10 Best College Presidents, and, in 2012, named him as one of the “100 Most Influential People in the World.” His career has been devoted to education and to helping students become future leaders in science, technology, and engineering, with a special emphasis on minority and underrepresented groups. In this regard, under former President Obama, Dr. Hrabowski chaired the President’s Advisory Commission on Educational Excellence for African-Americans. Dr. Hrabowski’s governmental experience includes working closely with the National Institutes of Health, the National Academy of Sciences, the National Science Foundation, and the U.S. Department of Education, as well as various agencies of the State of Maryland. Dr. Hrabowski is also a nationally recognized expert on marketing and recruitment in higher education, and works extensively with colleges and universities around the nation on such matters.

Lawrence E. Kurzius

Mr. Kurzius’ qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) general management experience in international operations, and (v) strategic leadership of a large, complex, organization. Mr. Kurzius serves as the Chairman (since 2017), President (since 2015) and Chief Executive Officer of McCormick (since 2016). He previously served in a variety of other roles with the Company, thereby gaining an understanding of the different aspects of the Company’s operations and the food industry. Prior to assuming his present role, Mr. Kurzius was (a) President and Chief Operating Officer (2015 to 2016) of McCormick, (b) President of the Company’s global consumer business (2013 to 2016), (c) Chief Administrative Officer of the Company (2013 to 2015), (d) President of the Company’s international business (2008 to 2013), (e) President of EMEA (2007 to 2008), (f) President of U.S. Consumer Foods (2005 to 2007), (g) Vice President and General Manager of Sales and Marketing for U.S. Consumer Foods (2005), and (h) President of Zatarain’s (2003 to 2005). Prior to joining the Company upon the acquisition of Zatarain’s by McCormick, Mr. Kurzius was the Chief Executive Officer of Zatarain’s where he worked for 12 years. Mr. Kurzius was also a marketing executive with the Quaker Oats Company and Mars Inc.’s Uncle Ben’s Company. In these various roles, Mr. Kurzius developed a broad knowledge of the Company’s markets – both domestic and foreign, and consumer and industrial – and had senior level responsibility for strategic planning

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       7

Back to Contents

and leadership with respect to these businesses. In his present role, Mr. Kurzius is responsible for the strategic leadership of the Company. He has extensive knowledge of consumer goods marketing in general, with a specific knowledge of the business, markets, and customers within the food industry in particular, and has hands-on experience in directing the day-to-day operations of our large, multi-faceted, consumer and industrial foods business.

Patricia Little

Ms. Little’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) consumer marketing experience, (iv) a detailed knowledge of the food industry and (v) a high level of financial literacy. Ms. Little has over 25 years of experience across a broad range of roles in accounting, treasury, and finance functions at both the corporate and operating levels. Ms. Little’s current service as the Senior Vice President & Chief Financial Officer of The Hershey Company requires management of an internationally-based financial organization. Responsibilities include the oversight of internal controls and financial systems on an international basis, the identification of enterprise risks, the oversight of the performance of the organization’s public accountants in the preparation, auditing and evaluation of financial statements, and capital planning for The Hershey Company. As Senior Vice President & Chief Financial Officer, she regularly interacts with the audit committee of the board of directors of that company. Prior to joining The Hershey Company, Ms. Little’s service at Kelly Services, Inc. as Executive Vice President & Chief Financial Officer entailed similar responsibilities as at The Hershey Company. Her position at the Ford Motor Company as its general auditor and head of global accounting included responsibilities for managing global internal and external audit functions. As was true of her service with the Ford Motor Company and Kelly Services, her position at The Hershey Company requires travel to, and a detailed understanding of, her company’s international operations and the local legal and accounting requirements bearing on her area of oversight. The McCormick Board of Directors has determined that Ms. Little is an “audit committee financial expert” under the rules of the SEC.

Michael D. Mangan

Mr. Mangan’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a high level of financial literacy, and (iv) general management experience in international operations. Mr. Mangan served as the President of the Worldwide Power Tools and Accessories (WPTA) group of The Black & Decker Corporation until its acquisition in 2010 by The Stanley Works. In that role he provided strategic leadership of the WPTA group, and had oversight over the consumer marketing activities of that group in the international consumer marketplace. Service as President of the WPTA group, and past service as the Chief Financial Officer of The Black & Decker Corporation, broadened Mr. Mangan’s international experience and provided an in-depth understanding of the company’s key international markets. Service as the Chief Financial Officer of The Black & Decker Corporation, and prior service as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc., included responsibilities for overseeing the performance of those companies’ public accountants in the preparation, auditing and evaluation of financial statements, business planning, corporate finance and investments, internal controls, and information systems. Although he no longer serves as a member of the Audit Committee, the McCormick Board of Directors has determined that Mr. Mangan meets the standards of an “audit committee financial expert” under the rules of the SEC.

Maritza G. Montiel

Ms. Montiel’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, (iii) a high level of financial literacy, and (iv) experience in developing effective governance and shared responsibility models. Ms. Montiel served for more than 40 years at Deloitte LLP before retiring in June 2014. Her most recent appointment was as Deputy Chief Executive Officer and Vice Chairman of the firm’s U.S. business. As Deputy CEO, Ms. Montiel led a variety of strategic initiatives including the transformation of the $1.4 billion Federal Government Services Practice. She was also a member of the Deloitte Touche Tohmatsu Limited Global Board of Directors. Prior to her most recent role with Deloitte, Ms. Montiel served as Regional Managing Partner for the Southwest Region in which she led the organization through significant growth, from $600 million in revenue and a 1,800 member team to over $2 billion in revenue and a team of 9,000. Ms. Montiel was also the Managing Partner responsible for Leadership Development & Succession, as well as Deloitte University where she developed and implemented a $350 million strategic initiative aimed at transforming Deloitte’s professional development curriculum and training the next generation of leaders.

Margaret M.V. Preston

Ms. Preston’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) strategic leadership at a large, complex, organization, (iii) a high level of financial literacy, and (iv) experience in mergers and acquisitions. Ms. Preston’s past service as the Global Chief Financial Officer of Deutsche Bank, Private Wealth Management and as a Managing Director and Regional Executive of US Trust, Bank of America Private Wealth Management, and her current service as a Managing Director of TD Bank Private Wealth Management has afforded to Ms. Preston the opportunity to provide financial oversight and strategic leadership and direction to those organizations. As Treasurer of Alex. Brown Incorporated, Ms. Preston provided direction in the development of a collateral management system for margin loan management, and her role at US Trust included responsibility for the management of compliance and risk at the Private Wealth Management group for over $20 billion of assets under management at that organization. Ms. Preston has a well-developed experience in mergers and acquisitions, and the integration of acquired businesses, in consequence of her work, first at Alex. Brown as a Merger & Acquisition Manager, and subsequent work on the integration of the Bankers Trust Company and Alex. Brown businesses into Deutsche Bank, and the integration of Merrill Lynch operations into the Bank of America Private Wealth Management platform.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       8

Back to Contents

Gary M. Rodkin

Mr. Rodkin’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) strategic leadership of a large, complex, organization, and (v) experience in mergers and acquisitions. Mr. Rodkin is a seasoned and successful former Chief Executive Officer who has led major consumer products goods businesses and companies. Most recently, Mr. Rodkin served as the President and Chief Executive Officer of ConAgra Foods, Inc. from 2005 to 2015, where he transformed ConAgra from a holding company into one unified business with a balanced portfolio of consumer, commercial and private-brand businesses and strong operating capabilities. Prior to joining ConAgra, Mr. Rodkin served as Chairman and Chief Executive Officer of the Beverages and Food division at PepsiCo, Inc., where he was accountable for two lines of business, PepsiCo Beverages North America and Quaker Foods North America. Previously, Mr. Rodkin spent sixteen years with General Mills, Inc. in a variety of management roles. Mr. Rodkin currently serves on the board of Simon Property Group, Inc., an equity real estate investment trust, as well as on the non-profit boards of Feeding America, a hunger-relief charity, and as the Vice Chairman of the Board of Overseers for Rutgers University. Mr. Rodkin is a Fellow of Executive Education at Harvard Business School, and an Executive in Residence at Rutgers University.

Jacques Tapiero

Mr. Tapiero’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) strategic leadership at a large, complex, organization. Mr. Tapiero served as Senior Vice President and President, Emerging Markets of Eli Lilly and Company, the Indianapolis, Indiana-based global pharmaceutical company, from 2009 until his retirement from that company on January 31, 2014, after 31 years of service. He was also a member of the Executive Committee of Eli Lilly. The Emerging Markets Business Unit focused on many of the organization’s fastest growing markets, such as China, Russia, Brazil, Mexico, South Korea and Turkey, and Mr. Tapiero was responsible for Lilly’s business in more than 70 countries. Prior to becoming President, Emerging Markets, Mr. Tapiero held the position of President of the Intercontinental Region for Lilly, with operations in Asia, Australia, Africa, the Middle East, Canada, Latin America and Russia (2004 to 2009). He also served as President and General Manager of Lilly France (2000 to 2004); President and General Manager of Eli Lilly do Brasil Ltd (1995 to 1999); and Managing Director of Lilly Sweden (1993 to 1995). Mr. Tapiero joined Lilly in 1983 as a financial analyst, and held several financial management, sales and marketing management positions in the United States, Switzerland and France. Mr. Tapiero is a senior advisor to McKinsey and Company Pharmaceuticals and Medical Products practice, and a director of Esteve – Spain (a private chemical and pharmaceuticals group).

W. Anthony Vernon

Mr. Vernon’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) strategic leadership of a large, complex, organization, and (v) experience in mergers and acquisitions. Mr. Vernon is a seasoned and successful former Chief Executive Officer who has led major consumer products goods businesses and companies. Most recently, Mr. Vernon served as the Chief Executive Officer of the Kraft Foods Group from 2012 to 2014 and remained with the company as a Senior Advisor and Executive Director until April 2015. He was the first CEO of the newly formed company when Kraft Foods split its snack and grocery divisions into two independent public companies. Mr. Vernon also served as Executive Vice President of Kraft Foods and President of North America from 2009 to 2012. Prior to joining Kraft, Mr. Vernon served as Healthcare Industry Partner of Ripplewood Holdings LL, a private equity firm. He also held several leadership roles at Johnson & Johnson where he spent 23 years of his career managing some of the company’s largest consumer brands including Tylenol, Motrin, Pepcid AC, Imodium and Splenda. Mr. Vernon also served as President of Centocor, a Johnson & Johnson biotechnology company.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       9

Back to Contents

Board Leadership

The Company’s Board is led by our Chairman, Lawrence E. Kurzius, who is also our President and Chief Executive Officer. McCormick has historically combined the roles of chairman and chief executive officer, though we have separated the roles based on the needs of the Company and its stockholders at certain times. The Board of Directors believes that the Company currently is and has been well served by a combined structure, as it provides a bridge between management and the Board, thus helping to ensure that both act with commonality of purpose with efficient communication between them. The Board believes that the CEO is best able to bring key business issues and stockholder interests to the Board’s attention, given his in-depth understanding of the Company. As well, this structure helps ensure accountability for the actions and strategic direction of the Company, and ensures that the Company presents its message and strategy to stockholders, employees and customers with a unified voice.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman is not an independent director. The selection of a lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them and the Chairman and CEO. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO. The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the Lead Director, and he continues to act in that role. The duties of the Lead Director are to (i) preside at executive sessions of the Board, and brief the Chairman and CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on Board agendas and meeting schedules; (v) provide feedback to the Chairman and CEO on the quality of information received from management; and (vi) participate with the Chairman and CEO, and the Nominating/Corporate Governance Committee in interviewing Board candidates. The Lead Director position generally has had a two-year term. In November 2017, the Board determined to extend Mr. Mangan’s current term through March 2018 to align the selection of the Lead Director with the annual shareholders meeting and other Board and Committee appointment decisions.

The Board believes that the combined Chairman and CEO structure, coupled with an independent Lead Director, the use of regular executive sessions of the non-management Directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

Board Committees

The Board of Directors has appointed the following Board Committees:

Audit Committee

The Charter of the Audit Committee provides that the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to:

●	the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;

●	the performance of McCormick’s internal audit function;

●	the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;

●	compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and

●	the evaluation of enterprise risk management process issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Audit Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. No member of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has also determined that at least one member qualifies as an “audit committee financial expert” under SEC rules.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       10

Back to Contents

Compensation Committee

The Compensation Committee has the following principal duties and responsibilities:

●	review McCormick’s executive compensation programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long-term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

●	review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;

●	annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;

●	annually evaluate the relationship between the Company’s overall compensation policies and practices and risk;

●	annually evaluate the compensation of the members of the Board; and

●	review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board which is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees.”

Pursuant to its Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee; however, to date no such delegation has been made. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board by:

●	developing and implementing corporate governance guidelines;

●	establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;

●	evaluating and making recommendations regarding the size and composition of the Board and its Committees (including making determinations concerning the composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and

●	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership and Meetings

The table below shows the current members of each of the Committees and the number of meetings held by each Committee in fiscal 2017.

Name	Audit	Compensation	Nominating/ Corporate Governance
Michael A. Conway	●
J. Michael Fitzpatrick	●
Freeman A. Hrabowski, III			Chair
Patricia Little	Chair
Michael D. Mangan(1)		Chair	●
Maritza G. Montiel		●
Margaret M.V. Preston			●
Gary M. Rodkin			●
Jacques Tapiero		●
W. Anthony Vernon		●
Number of Committee Meetings Held in Fiscal 2017	9	7	4
(1)	Lead Director.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       11

Back to Contents

Director Attendance at Meetings

During fiscal 2017, there were six regular meetings, and four special meetings, of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served. Messrs. Rodkin and Vernon, who were elected to the Board effective January 24, 2017 and May 23, 2017, respectively, attended at least 75% of the Board and Nominating/Corporate Governance Committee meetings following their election to the Board.

Each year, the Board of Directors meets on the same day as the Annual Meeting of Stockholders. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are encouraged to attend and typically do so. All Board members attended last year’s Annual Meeting of Stockholders.

Risk Oversight

A summary of the allocation of general risk oversight functions among management, the Board and its Committees is as follows:

Continuous oversight of overall risks, with emphasis on strategic risks, as well as reputation and operational risks, along with oversight of the Company’s risk management and risk mitigation processes at both the full Board and Board Committee levels

Oversees the risk management process, with an emphasis on risk management processes related to financial reporting, internal controls and financial risks	Compensation policies, practices and incentive-related risks, organizational talent and culture, and management succession risks	Governance structure, Board composition and succession risks

Responsible for the day-to-day management of the risks facing the Company

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       12

Back to Contents

Board of Directors

The full Board assesses the Company’s strategic direction and operational risks throughout the year. In addition, management annually provides the Board with an enterprise risk management (“ERM”) review of the strategic risk issues and major trends that may impact business functions and the Company’s overall risk profile, with recommendations for responsive action on ERM issues as needed. These plans and related risks are monitored throughout the year as part of the regular financial and performance reports given to the Board and Board Committees by management.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Audit Committee

The Board has designated the Audit Committee to take the lead in overseeing the risk management process. The Audit Committee makes regular reports to the Board regarding briefings by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management process.

Compensation Committee

The Compensation Committee considers the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. In performing its responsibilities, the Committee receives regular reports on compensation matters and trends from the Committee’s independent compensation consultant. In 2017, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs, as discussed below in “Performance-Based Compensation and Risk.” Additionally, the Compensation Committee reviewed the Company’s incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The Committee noted features of the Company’s incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Compensation Committee discretion in payment of incentives in the executive plans, use of various types of long-term incentives, payment caps, significant stock ownership guidelines, and our clawback policy. In light of these analyses, the Compensation Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee oversees risks related to corporate governance and Board composition. The Committee establishes criteria (for approval of the Board) for the selection of nominees for election to the Board, and reviews, evaluates and makes recommendations to the Board about its Committee structure and operations to ensure a commitment to effective governance.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       13

Back to Contents

Other Directorships

Certain individuals nominated for election to the Board of Directors hold, or have held in the past five years, directorships in other public companies:

Name	Current	2017	2016	2015	2014	2013
Michael A. Conway	—	—	—	—	—	—
J. Michael Fitzpatrick	● Ingevity Corp.	● Ingevity Corp.	● Ingevity Corp.	—	—	—
Freeman A. Hrabowski, III	● T. Rowe Price Group, Inc.	● T. Rowe Price Group, Inc.	● T. Rowe Price Group, Inc.	● T. Rowe Price Group, Inc.	● T. Rowe Price Group, Inc.	● T. Rowe Price Group, Inc.
Lawrence E. Kurzius	—	—	—	—	—	—
Patricia Little	—	—	—	—	—	—
Michael D. Mangan	● Nutrisystem, Inc.	● Nutrisystem, Inc.	● Nutrisystem, Inc.	● Nutrisystem, Inc.	—	—
Maritza G. Montiel	● AptarGroup, Inc. ● Royal Caribbean Cruises Ltd.	● AptarGroup, Inc. ● Royal Caribbean Cruises Ltd.	● AptarGroup, Inc. ● Royal Caribbean Cruises Ltd.	● AptarGroup, Inc. ● Royal Caribbean Cruises Ltd.	—	—
Margaret M.V. Preston	—	—	—	—	—	—
Gary M. Rodkin	● Simon Property Group, Inc.	● Simon Property Group, Inc.	● Simon Property Group, Inc. ● Avon Products, Inc.	● Simon Property Group, Inc. ● Avon Products, Inc. ● ConAgra Foods, Inc.	● Avon Products, Inc. ● ConAgra Foods, Inc.	● Avon Products, Inc. ● ConAgra Foods, Inc.
Jacques Tapiero	—	—	—	—	—	—
W. Anthony Vernon	● Intersect ENT, Inc. ● Novocure Limited ● Axovant Sciences, Inc.	● Intersect ENT, Inc. ● Novocure Limited ● Axovant Sciences, Inc. ● WhiteWave Foods Company	● Intersect ENT, Inc. ● Novocure Limited ● Medivation, Inc. ● WhiteWave Foods Company	● Intersect ENT, Inc. ● Novocure Limited ● Medivation, Inc. ● Kraft Foods Group, Inc.	● Kraft Foods Group, Inc. ● Novocure Limited ● Medivation, Inc.	● Kraft Foods Group, Inc. ● Novocure Limited ● Medivation, Inc.

Stock Ownership and Service on Other Boards

It is expected that each non-management director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. The annual retainer was $90,000 during 2017. The annual retainer is paid in quarterly installments with the first quarterly installment upon election to the Board being paid in Common Stock to assist in meeting the Company’s stock ownership expectations (subsequent quarterly payments are paid in cash). Such ownership must thereafter be maintained while serving on the Board.

No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board.

All nominees are currently in compliance with these Board membership requirements, with the exception of Ms. Montiel and Messrs. Conway, Rodkin and Vernon with respect to the stock ownership requirement. Ms. Montiel and Mr. Conway joined the Board in 2015 and have until 2020 to meet the stock ownership requirement, while Messrs. Rodkin and Vernon joined the Board in 2017 and have until 2022.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2017 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC. For a discussion of insider participation in certain transactions, see “Procedure Regarding Transactions with a Related Person” above.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       14

Back to Contents

Compensation of Directors*

The following table sets forth the compensation earned by the non-management directors for services rendered during the fiscal year ended November 30, 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)
Michael A. Conway	90,000	100,014	60,015	250,029
J. Michael Fitzpatrick	90,000	100,014	60,015	250,029
Freeman A. Hrabowski, III	105,000	100,014	60,015	265,029
Patricia Little	105,000	100,014	60,015	265,029
Michael D. Mangan	120,000	100,014	60,015	280,029
Maritza G. Montiel	90,000	100,014	60,015	250,029
Margaret M.V. Preston	90,000	100,014	60,015	250,029
Gary M. Rodkin	67,500	122,586	60,015	250,101
Jacques Tapiero	90,000	100,014	60,015	250,029
W. Anthony Vernon	45,000	115,082	60,017	220,099

*	Lawrence E. Kurzius, Chairman, President & Chief Executive Officer, and Alan D. Wilson, Former Executive Chairman of the Board, are members of the Board of Directors and are or were also executive officers of the Company during fiscal 2017. Messrs. Kurzius’ and Wilson’s compensation for fiscal 2017 is set forth below under “Compensation of Executive Officers.”

(1)	Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski – $105,000; Ms. Preston – $90,000 and Mr. Tapiero – $90,000.

(2)	Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for each director. Awards include grants of RSUs (Stock Awards) and options (Option Awards) under the 2013 Omnibus Incentive Plan. For a discussion of the assumptions used in determining these values, see Note 11 to our 2017 financial statements.

(3)	Amounts shown include RSUs granted in 2017 and deferred at the election of the following director: Ms. Preston. The amounts shown for Messrs. Rodkin and Vernon include the value of the Common Stock shares which was paid to them as their first quarterly, pro rated, Board retainer payment (see “Narrative to the Director Compensation Tables” below).

Options and RSUs

The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non- Voting, as indicated) and unvested RSUs held by each non-management director that served during fiscal 2017, as of November 30, 2017:

Name	Exercisable Options		Unexercisable Options		Unvested RSUs
	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting
Michael A. Conway	10,000	0	3,408	0	1,039	0
J. Michael Fitzpatrick	30,000	0	3,408	0	1,039	0
Freeman A. Hrabowski, III	41,250	3,750	3,408	0	1,039	0
Patricia Little	30,000	1,250	3,408	0	1,039	0
Michael D. Mangan	37,500	2,500	3,408	0	1,039	0
Maritza G. Montiel	10,000	0	3,408	0	1,039	0
Margaret M.V. Preston	41,250	3,750	3,408	0	1,039	0
Gary M. Rodkin	0	0	3,408	0	1,039	0
Jacques Tapiero	22,500	0	3,408	0	1,039	0
W. Anthony Vernon	0	0	3,260	0	990	0

Narrative to the Director Compensation Tables

Directors who are employees of McCormick do not receive any fees for their service as a director. Mr. Kurzius was an employee of the Company during the whole of fiscal 2017 and Mr. Wilson was an employee of the Company through January 2017, at which time he began to receive fees for his service as a director.

The cash components of non-management director compensation are: (i) an annual retainer of $90,000, paid in equal quarterly installments (the first quarterly installment upon election to the Board is paid in Common Stock; subsequent quarterly payments are paid in cash), and (ii) for a director who serves as the Lead Director and/or as a Board Committee chair, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments). Based on an assessment of compensation for non-management directors conducted in 2017, changes were approved, effective April 1, 2018, to increase the additional annual retainers for the Audit Committee Chair and the Lead Director to $20,000 and $25,000, respectively.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       15

Back to Contents

In addition, non-management directors received an annual option grant in whole shares of common stock approximating the value of $60,000 under the 2013 Omnibus Incentive Plan. The shares subject to these options vest in full on March 15 of the year following the year in which the grant date occurs, provided that the director continues to serve on the Board until such date. Non-management directors also received an annual RSU grant in whole shares approximating the value of $100,000. The RSUs vest in full on March 15 of the year following the year in which the grant date occurs, provided that the director continues to serve on the Board until such date. All outstanding stock options become fully exercisable and all outstanding RSUs vest in the event of disability or death of the participant, or a change in control of McCormick, while the director is serving on the Board.

Directors are eligible to participate in the McCormick Non-Qualified Retirement Savings Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Directors’ Non-Qualified Retirement Savings Plan accounts. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which tracks the performance of McCormick stock) selected by the participant. Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of the plan and Section 409A of the Internal Revenue Code of 1986, as amended. Amounts deferred under the Non-Qualified Retirement Savings Plan are held in a “rabbi” trust and remain subject to the claims of McCormick’s creditors until they are paid.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s departure from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       16

Back to Contents

PROPOSAL 1	ELECTION OF DIRECTORS

Director Nominees

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All nominees currently serve as directors. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a nominee is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board. W. Anthony Vernon joined the Board in May 2017 and is standing for election for the first time. Mr. Vernon was identified as a potential director by a third party search firm.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of the Record Date, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer beneficially owns more than 1% of either class of McCormick common stock.

Required Vote of Stockholders

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

Director Nominees

		Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting
Michael A. Conway	President, Licensed Stores, U.S. and Latin America (2016 to present); President, Global Channel Development, Starbucks Coffee Company (2013 to 2016); President, McNeil Nutritional, a division of Johnson & Johnson (2010 to 2013)	12,500	0
Age 51		10,000(2)	0(2)
Year First Elected 2015
J. Michael Fitzpatrick	Retired Executive (2012 to present); Chairman (2007 to 2012), Chief Executive Officer (2007 to 2010), Citadel Plastics Holdings, Inc.	73,863	12,702
Age 71		31,500(2)	500(2)
Year First Elected 2001
Freeman A. Hrabowski, III	President, University of Maryland, Baltimore County (1992 to present)	87,441	10,099
Age 67		56,325(2)	5,867(2)
Year First Elected 1997
Lawrence E. Kurzius	Chairman, President & Chief Executive Officer (2017 to present); President & Chief Executive Officer (2016 to 2017); Chief Operating Officer & President (2015 to 2016); President – Global Consumer (2013 to 2016); President – Global Consumer & Chief Administrative Officer (2013 to 2015); President – McCormick International (2008 to 2013); McCormick & Company, Incorporated	363,742	0
Age 59		291,236(2)	0(2)
Year First Elected 2015		(3.5%)

Patricia Little	Senior Vice President and Chief Financial Officer, The Hershey Company (2015 to present); Executive Vice President and Chief Financial Officer, Kelly Services, Inc. (2008 to 2015)	40,497	1,946(3)
Age 57		30,000(2)	1,250(2)
Year First Elected 2010
Michael D. Mangan	Retired Executive (2010 to present); President, Worldwide Power Tools and Accessories, The Black & Decker Corporation (2008 to 2010); Senior Vice President, Chief Financial Officer, The Black & Decker Corporation (2000 to 2008)	52,575	4,617
Age 61		37,500(2)	2,500(2)
Year First Elected 2007
Maritza G. Montiel	Retired Executive (2014 to present); Deputy Chief Executive Officer & Vice Chairman (2011 to 2014) Managing Partner (2009 to 2011), Deloitte LLP	10,000	2,500
Age 66		10,000(2)	0(2)
Year First Elected 2015

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       17

Back to Contents

		Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting
Margaret M.V. Preston	Managing Director, Private Wealth Management, TD Bank (2014 to present); Managing Director US Trust, Bank of America Private Wealth Management (2008 to 2014)	73,829	11,805
Age 60		43,484(2)	4,495(2)
Year First Elected 2003
Gary M. Rodkin	Retired Executive (2015 to present); President and Chief Executive Officer, ConAgra Foods, Inc. (2005 to 2015)	240	0
Age 65		0(2)	0(2)
Year First Elected 2017
Jacques Tapiero	Retired Executive (2014 to present); Director, Esteve – Spain (2016 to present); Senior Advisor, McKinsey & Company LLC (2014 to present); Senior Vice President and President, Emerging Markets (2009 to 2014); President, Intercontinental Region (2004 to 2009); Eli Lilly and Company	29,164	1,310
Age 59		23,844(2)	0(2)
Year First Elected 2012
W. Anthony Vernon	Retired Executive (2015 to present); Senior Advisor and Executive Director (2014 to 2015) and Chief Executive Officer (2012 to 2014), Kraft Foods Group, Inc.	147	0
Age 62		0(2)	0(2)
Year First Elected 2017
Directors and Executive Officers as a Group (18 persons)		2,477,427	130,294
		2,005,738(2)	78,563(2)
		(20.6%)

(1)	Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer; (ii) shares of Common Stock that are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Kurzius – 6,972, Mr. Wilson – 10,801, executive officers as a group – 19,925; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Non-Qualified Retirement Savings Plan: Dr. Fitzpatrick – 8,619; Dr. Hrabowski – 11,713; Mr. Kurzius – 13,907, Ms. Preston – 9,447; Mr. Tapiero – 508 and Mr. Wilson – 1,117.

(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs and/or shares earned under the LTPP.

(3)	Includes 201 shares held for a family member in a separate household over which Ms. Little exercises voting and investment control.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       18

Back to Contents

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of the Record Date, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock. Mr. Kurzius is also included in the director nominee table.

		Amount and Nature of Beneficial Ownership(1)
Name	Principal Position	Common	Common Non-Voting
Lawrence E. Kurzius	Chairman, President & Chief Executive Officer	363,742	0
Age 59		291,236(2)	0(2)
		(3.5%)
Michael R. Smith Age 53	Executive Vice President & Chief Financial Officer (2016 to present); Senior Vice President, Corporate Finance (2015 to 2016); Senior Vice President, Finance Capital Markets & Chief Financial Officer North America (2014 to 2015); Chief Financial Officer & Vice President Finance EMEA (2012 to 2014); Vice President, Treasury & Investor Relations (2011 to 2012); McCormick & Company, Inc.	69,359	7,924
		53,459(2)	4,575(2)

Brendan M. Foley Age 52	President, Global Consumer and Americas (2017 to present); President, Global Consumer and North America (2016 to 2017); President, North America (2015 to 2016); President, U.S. Consumer Foods Division (2014 to 2015); McCormick & Company; President North American Zone (2013 to 2014); President U.S. Consumer Products (2012 to 2013); President, U.S. Food Service (2008 to 2012); H.J. Heinz Co.	51,604	0
		49,824(2)	0(2)

Jeffery D. Schwartz Age 48	Vice President, General Counsel & Secretary (2014 to present); Associate General Counsel & Assistant Secretary (2011 to 2014); Associate Counsel & Assistant Secretary (2009 to 2011); McCormick & Company, Inc.	32,648	203
		30,367(2)	0(2)
Malcolm Swift Age 57	President, Global Industrial and McCormick International (2016 to present); President, Global Industrial (2015 to 2016); President – EMEA and Asia Pacific (2014 to present); President – EMEA (2008 to 2014); McCormick & Company, Inc.	115,566	268
		105,024(2)	0(2)
Alan D. Wilson Age 60	Retired Executive (2017 to present); Executive Chairman of the Board (2016 to 2017); Chairman (2009 to 2016); Chief Executive Officer (2008 to 2016); President (2007 to 2015); McCormick & Company, Incorporated	1,425,212(3)	75,567(3)
		1,197,801(2)	58,600(2)
		(12.7%)

(1)	Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Kurzius – 6,972, Mr. Smith – 2,152 and Mr. Wilson – 10,801; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Non-Qualified Retirement Savings Plan: Mr. Kurzius – 13,907 and Mr. Wilson – 1,117.

(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs and/or shares earned under the LTPP.

(3)	Includes 1,425,212 shares of Common Stock (1,197,801 shares of which can be acquired within 60 days of the Record Date) and 75,567 of Common Stock Non-Voting (58,600 shares of which can be acquired within 60 days of the Record Date) beneficially owned by Alan D. Wilson, as well as, 35,579 shares of Common Stock and 11,081 shares of Common Stock Non-Voting, respectively, held in a charitable trust for the Wilson Family Foundation, and 47,075 shares of Common Stock held in two separate grantor retained annuity trusts. Mr. Wilson serves as a trustee of each trust. Also includes 25,646 shares of Common Stock held in the Wilson Family Trust, as well as 5,818 shares of Common Stock and 34 shares of Common Stock Non-Voting, respectively, held in two separate trusts for the benefit of Mr. Wilson’s children, all shares of which Mr. Wilson may acquire voting or investment power within 60 days.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       19

Back to Contents

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2017 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

●	Our Executive Compensation Philosophy and Practices

●	Principles of McCormick’s Executive Compensation Policy

●	Overview of Our Executive Compensation Program for Fiscal 2017

●	How We Determined Executive Compensation for Fiscal 2017

●	Elements of Executive Compensation

●	Performance-Based Compensation and Risk

Our Executive Compensation Philosophy and Practices

The core principles of McCormick’s executive compensation program continue to be pay for performance while retaining key talent. McCormick’s compensation program is designed to align McCormick’s executive compensation with long-term stockholder interests. The framework of our executive compensation programs includes the governance features and other specific elements discussed below:

Compensation Practice	Pursued at McCormick?	Best Practice
Independent Compensation Committee and Consultant	YES. McCormick’s Compensation Committee is comprised solely of independent directors. As well, the Committee’s compensation consultant, Exequity L.L.P., (i) is retained directly by the Committee; (ii) performs no consulting or other services for McCormick; and (iii) is independent and there are no conflicts of interest with regard to the work of Exequity L.L.P.	✔
Compensation Risk Assessments	YES. The Compensation Committee’s annual review and approval of McCormick’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including executive officers, and risk, including whether such policies and practices (i) encourage imprudent risk taking, and/or (ii) would be reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.	✔
Favorable Risk Assessment for Fiscal 2017	YES. Exequity L.L.P., the Compensation Committee’s independent consultant, assessed the Company’s compensation policies and practices in fiscal 2017 and concluded that they do not motivate imprudent risk taking.	✔
Limited Perquisites and No Tax Gross-Ups	YES. The NEO’s receive a limited number of personal benefits and the Company does not provide tax gross-ups for personal benefits making these benefits fully taxable to the recipient.	✔
Employment Agreements	NO. McCormick’s executive officers do not have employment agreements, except where legally required, and do not have guaranteed levels of compensation.	✔
Pledging, Hedging or Speculative Trading	NO. Executive officers are prohibited from pledging or hedging their Company stock (see discussion above under “Corporate Governance Guidelines”) and are prohibited from engaging in short sales or equivalent transactions in McCormick stock.	✔
Stock Ownership	YES. To further align the long-term interests of our executives and our stockholders, our Board has established stock ownership guidelines applicable to our CEO and executive officers. As well, a portion of an executive’s incentive award under the Long-Term Performance Plan (if earned) is paid in the form of stock.	✔

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       20

Back to Contents

Compensation Practice	Pursued at McCormick?	Best Practice
Clawback Policy	YES. McCormick’s 2013 Omnibus Incentive Plan (and the prior 2007 Omnibus Incentive Plan) outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick, as described below.	✔
Focus on Performance- Based Compensation	YES. The Compensation Committee endeavors to structure the executive compensation program so that each executive’s compensation is comprised of a majority of elements that are performance-based, including our annual incentive plan, Long-Term Performance Plan and stock options. We strive to maximize deductibility as “performance-based compensation” to the extent permitted under Section 162(m) of the Internal Revenue Code, which has been amended for future awards as described below.	✔
Pay Well Aligned with Performance	YES. As part of Exequity L.L.P.’s annual analysis of pay for performance, it compares both a one-year and five-year review of McCormick’s CEO pay for performance to McCormick’s peer companies. The performance measures include total stockholder return (TSR), change in stockholder value (SV) and earnings before interest and taxes (EBIT). For fiscal 2017, the independent compensation consultant concluded that, while some pay elements for McCormick’s CEO were below the competitive range due to being recently promoted into the role, the total compensation design is aligned with performance and appropriately aligned with the market.	✔
Cap on Performance-Based Compensation	YES. There is a cap for executive officer incentive payments made under the annual performance-based compensation and long-term incentive programs, and no payment is guaranteed under any incentive plans.	✔

Principles of McCormick’s Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

●	We must pay competitively – both as to the amount and type of compensation we offer – as compared to the “Market Group” companies listed below in order to attract and retain our executive talent.

●	A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial and other performance goals over both the short and longer term.

●	The financial performance goals should be drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

Overview of Our Executive Compensation Program for Fiscal 2017

During fiscal 2017, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash payment, a long-term performance plan (in the form of cash-based and equity-based incentive awards), a long-term equity incentive program, a limited number of personal benefits, and retirement benefits earned under our qualified retirement plans and supplemental executive retirement plan, which was frozen effective February 1, 2017 (Messrs. Kurzius, Smith and Wilson were the active participants in 2017 of the Company’s supplemental executive retirement plan).

The Compensation Committee reviews and approves each element of compensation separately. If necessary, the Compensation Committee makes adjustments to individual elements of compensation to achieve the total targeted compensation that it believes is competitive with our Market Group and consistent with performance goals, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement, and the total estimated payments upon involuntary termination from McCormick.

The elements of the Executive Compensation Program described in the table below apply as stated to our US-based executive officers and it is our intent to follow our compensation principles and to provide similar benefits, where available and appropriate, to those executive officers located outside of the US. In 2017, Malcolm Swift remained based in the UK and therefore subject to country-specific differences in benefits.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       21

Back to Contents

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR FISCAL 2017

	Element	Objective	Key Features
Annual Cash Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation.

● Targeted at the 50th percentile of our Market Group.

● Represents about 25% of compensation mix for all Executive Officers as a group.

● Adjustments are based on individual performance, internal equity, and pay relative to the Market Group.

	Annual Performance- Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.

● Total cash compensation is targeted at the 50th percentile of the Market Group.

● Annual incentive cash payments are based on a formula that includes EPS growth and operating income growth, adjusted for working capital charges.

Long-Term Incentive Plan	Long-Term Performance Plan	Retain executives and align their compensation with the Company’s key financial goals to drive stockholder value over time.

● Awards based on the achievement of cumulative growth in net sales, and relative TSR as compared to our Peer Group over the three-year performance period.

● Annual grants of three-year overlapping cycles.

● Earned awards to be delivered in cash and/or stock.

	Long-Term Equity Incentive Program	Retain executive officers and align their interests with the stockholders.

● Total long-term incentive compensation is targeted at the 50th percentile of the Market Group’s total long-term incentive compensation.

● Equity compensation is in the form of stock options, which provide value to the executive only to the extent that the stock price appreciates.

● Stock options are non-qualified options that vest one third per year over the first three years of the term of the option, which is no longer than 10 years.

Retirement Benefits	Pension Plan and 401(k) Retirement Plan	Provide retirement income for employees.

● Tax qualified defined benefit pension plan (now closed and to be frozen December 1, 2018) in which many of our US employees, including some Named Executive Officers, are eligible to participate. Plan formula is based on age, years of service, and cash compensation.

● The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.

	Supplemental Executive Retirement Plan (Defined Benefit)	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to facilitate an orderly transition within the ranks of senior management.

● The plan was frozen on February 1, 2017.

● For eligible executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.

● For certain executive officers, including eligible Named Executive Officers, includes one additional month of service credit for each month of service in the Plan between ages 55 and 60 up to a five year maximum.

● For participants, including Named Executive Officers, who were eligible for the SERP, the Company will make an annual contribution in FY17 through FY20 to their Non-Qualified Retirement Savings Plan based on their age, service and eligible compensation in excess of the IRS limit.

	Non-Qualified Retirement Savings Plan (formerly the Deferred Compensation Plan)	Provide retirement savings vehicles to executives in a tax-efficient manner.

● Effective February 1, 2017, the plan was implemented in connection with the SERP freeze.

● Participants, including Named Executive Officers, may elect to defer up to 80% of salary and annual bonus into a non-qualified deferred compensation plan.

● For FY17, the Company made a non-elective contribution of 7% of eligible earnings in excess of the compensation limit.

	McCormick (UK) Limited Pension & Life Assurance Plan	Provide retirement income for employees based in the U.K.

● Defined benefit, contributory pension plan.

● Plan formula is based on final pensionable salary and length of service in the plan.

● Plan closed to new employees in 2003 and frozen on December 31, 2016.

Personal Benefits	Automobile & Executive Benefit Allowances	Support executive with transportation, financial planning and wellness benefits.	● Combination of fixed monthly cash amounts and financial counseling services, all of which are fully taxable to the executive.
	Company Airplane	Available primarily for business use by executive officers to provide for security, confidentiality, and efficiency of travel time.	● The value of any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive. ● The executive is fully responsible for all taxes on such imputed amount.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       22

Back to Contents

How We Determined Executive Compensation for Fiscal 2017

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including the Named Executive Officers. The Committee applies the executive compensation principles listed above when approving pay for each individual officer. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2017:

●	A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;

●	A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and

●	Recommendations by Mr. Kurzius with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

The Compensation Committee also considered the results of the advisory votes by stockholders on the “say-on-pay” proposal presented to stockholders at the March 29, 2017 Annual Meeting. As reported in the Company’s Form 8-K, filed with the SEC on April 3, 2017, stockholders expressed significant support for the compensation program offered to the Company’s Named Executive Officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. For fiscal 2017, the Company’s executive compensation program continued to focus on pay for performance, alignment of executive interests with those of McCormick’s stockholders, and achieving balance between offering annual and long-term incentives without creating improper risks. The Committee will continue to consider the results of stockholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

Each year, in the process of considering compensation adjustments, the Compensation Committee compares the target total compensation being offered to McCormick’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions at the below listed consumer products companies (our Market Group companies). Annually, the Committee, with assistance from the independent compensation consultant, reviews the Market Group to determine whether modifications are necessary to address the elimination of companies due to merger/acquisition activity, changes in business relevance, and other factors. The Committee also attempts to maintain the Market Group size to include enough new companies from similar or adjacent industries so as to accommodate normal attrition and also to refine the range of revenue and market capitalization to be closer to that of McCormick.

For fiscal 2017, the Market Group comprised the following companies for U.S. based executive officers:

Avery Dennison Corporation

Brown-Forman Corporation

Brunswick Corporation

Campbell Soup Company

Church & Dwight Co., Inc.

The Clorox Company

Coach, Inc.

Constellation Brands Inc.

Dr. Pepper Snapple Group, Inc.

Flowers Foods, Inc.

Fresh Del Monte Produce Inc. The Hain Celestial Group Inc. Hanesbrands Inc. The Hershey Company Hormel Foods Corporation Ingredion Incorporated The J. M. Smucker Company Kellogg Company Mattel, Inc.

Mead Johnson Nutrition Company

Miller Coors LLC

Mohawk Industries

Newell Rubbermaid Inc.

Packaging Corporation of America

PVH Corp.

Sonoco Products Company

Tupperware Brands Corporation

WhiteWave Foods Company

We believe these companies provide an appropriate comparison against which to measure the adequacy and suitability of our target compensation for executive officers because they are a likely source of executive talent for us, their executive positions are similar in scope, authority and impact to the positions occupied by our executives, and/or they broadly operate within the same or similar industry groups as does McCormick. As these companies range in sales and profits from lower to higher than McCormick, the Compensation Committee’s independent consultant employs regression analysis to predict the levels of compensation these Market Group companies would pay if they were McCormick’s size. These size-adjusted data become the benchmarks against which the Compensation Committee measures the sufficiency and suitability of the pay being extended to McCormick’s executives.

Annual cash compensation consists of an annual base salary and annual performance-based incentive program. McCormick targets annual cash compensation expenditures at the 50th percentile of the annual cash compensation values in the Market Group companies. Long-term compensation expenditures (consisting of cash-based and equity-based incentive awards) also are targeted at the 50th percentile of the long-term incentive compensation values conveyed to executive officers at the Market Group companies.

During fiscal 2017, the aggregate value of the target total compensation opportunities granted for the year (the sum of annual cash compensation and long-term incentive compensation) that McCormick extended to its team of executive officers was 13% below the 50th percentile of total target compensation levels offered to similarly positioned executives at the Market Group companies. This positioning as compared to the market median was due in large part to the fact that several of the Company’s executive officers were newly promoted or hired into their roles in recent years. The intent is to continue to address this gap in overall positioning within the next several years.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       23

Back to Contents

Elements of Executive Compensation

1.	Annual Cash Compensation and Long-Term Incentives

(a)	Base Salaries: Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase in any given year. For fiscal 2017, base salaries for the Named Executive Officers were increased to reflect (i) assessments of individual performance; (ii) base pay alignment with market medians; and (iii) promotions or increases in responsibility. In aggregate, following such increases, base salaries for all executive officers as a group were 11.4% below the 50th percentile level of the Market Group.

(b)	Annual Performance-Based Incentive Compensation: Performance goals for our annual incentive program were approved by the Compensation Committee based on its analysis of the performance of the companies listed below, which are members of the S&P 500 Food Products Group. McCormick considers these companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies against which we assess our financial results and with whom we compete for equity investors.

For fiscal 2017, our Peer Group comprised the following companies:

Campbell Soup Company	The J. M. Smucker Company
ConAgra Brands, Inc.	Kellogg Company
Dean Foods Company	Lamb Weston Holdings, Inc.
Flowers Foods, Inc.	Lancaster Colony Corporation
General Mills, Inc.	Mead Johnson Nutrition Company
Hain Celestial Group, Inc.	Mondelez International, Inc.
Kraft Heinz Company	Post Foods, LLC
The Hershey Company	Treehouse Foods
Hormel Foods Corporation	Tyson Foods, Inc.

In accordance with McCormick’s 2013 Omnibus Incentive Plan, the annual incentive program, in which our Named Executive Officers participate, consists of an annual incentive pool that shall not exceed 2.5% of McCormick’s net income for the year. At the beginning of the year, the Compensation Committee establishes the maximum percentage of the pool that each will be eligible to earn, and the sum of these percentages cannot exceed 100% of the pool. At the end of the year, each Named Executive Officer’s actual incentive award generally is adjusted downward from the allocated portion of the pool based on McCormick’s EPS growth and McCormick Profit goals (McCormick Profit is operating profit adjusted by a charge for working capital). In exercising its discretion to adjust the amount of a Named Executive Officer’s annual incentive bonus from the amount that results from the pool, the Compensation Committee generally uses the following approach: (1) Named Executive Officers who are not directly responsible for a particular business unit have 70% of their annual incentive based on EPS growth and 30% of their annual incentive based on Global McCormick Profit, or (2) Named Executive Officers who are directly responsible for a particular business unit or group of business units have 50% of the annual incentive based on McCormick’s EPS growth and 50% on the achievement of McCormick Profit for that business unit or group of business units.

In general, when setting annual incentive goals, the Compensation Committee considers historic levels of EPS generated by the top performing Peer Group companies, upcoming year EPS estimates for these companies, and McCormick’s own record of EPS growth. The Committee also evaluates, with Mr. Kurzius’ input, non-operational and/or other significant factors which may have affected the EPS results at McCormick and the Peer Group companies during the performance periods considered.

The Compensation Committee agreed with McCormick’s definition of “Adjusted EPS” for fiscal 2017, that is EPS for the respective year, adjusted to exclude the impact of special charges and total transaction and integration expenses related to the acquisition of RB Foods. The Compensation Committee determined that if McCormick were to achieve Adjusted EPS growth between the range of the prior year’s Adjusted EPS to 11.08% growth, an

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       24

Back to Contents

annual incentive would be paid in an amount between 30% and 200% of target. The Committee concluded it was appropriate to reward Adjusted EPS performance in this range with a payment exceeding target in recognition of the difficulty of achieving an Adjusted EPS goal which places McCormick among the highest performers in its Peer Group. For fiscal 2017, the Compensation Committee established the following annual incentive payment levels for Adjusted EPS growth, ranging from equal to the 2016 level to growth of 11.08% or more.

	Adjusted EPS Metric	Payout
Threshold	Prior Year Level	30%
Target	7.12% Growth	100%
Maximum	11.08%+ Growth	200%

One of the performance metrics used in determining the fiscal 2017 annual incentive for all Named Executive Officers is business unit McCormick Profit. For fiscal 2017, the ability to meet or exceed the McCormick Profit goals was considered at least as difficult as the overall Company achievement of its Adjusted EPS performance metric. Business unit and Global McCormick Profit targets, while quantifiable, are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. The Compensation Committee evaluates the difficulty of achieving the business unit McCormick Profit targets established by the CEO. In this evaluation, the Committee considers both the historic performance of the business units for which Messrs. Foley and Swift were responsible and the overall McCormick Profit targets established by the CEO for the upcoming fiscal year.

This evaluation is conducted with a view to driving stockholder value, paying our Named Executive Officers competitively, and rewarding superior financial performance. The measure of the difficulty of achieving business unit McCormick Profit targets is illustrated by the fact that the business units led by Messrs. Foley and Swift have not uniformly achieved their McCormick Profit targets from year-to-year and also vary when compared to each other.

The Compensation Committee determined the actual fiscal 2017 annual incentive for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive potential, as a percentage of base salary.

Name	Performance Metric	Target Annual Incentive as a % of Base Salary	Payout Factor %	Actual Annual Incentive as a % of Base Salary*
		A	B	C
Lawrence E. Kurzius	70% - Adjusted EPS Growth 30% - Global McCormick Profit	125%	163%	204%
Michael R. Smith	70% - Adjusted EPS Growth 30% - Global McCormick Profit	70%	163%	114%
Brendan M. Foley	50% - Adjusted EPS Growth 25% - Americas McCormick Profit 25% - Global Consumer McCormick Profit	85%	125%	106%
Jeffery D. Schwartz	70% - Adjusted EPS Growth 30% - Global McCormick Profit	60%	163%	98%
Malcolm Swift	50% - Adjusted EPS Growth 25% - International McCormick Profit 25% - Global Industrial McCormick Profit	85%	177%	150%
Alan D. Wilson**	70% - Adjusted EPS Growth 30% - Global McCormick Profit	130%	163%	212%

*	The fiscal 2017 annual incentive as a percentage of base salary for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The resulting annual incentive amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. For fiscal 2016, the actual annual incentive as a percentage of base salary (Column C) for each Named Executive Officer was 166% (Mr. Kurzius), 90% (Mr. Smith), 105% (Mr. Foley), 83% (Mr. Schwartz), 98% (Mr. Swift), and 180% (Mr. Wilson).

**	Mr. Wilson’s payout factor percentage was calculated using full-year performance results for his assigned performance metrics. This factor was applied to his actual salary as of his retirement date and then pro-rated for the two months of active employment in fiscal 2017.

(c)	Long-Term Incentive Plan: The intent of the Long-Term Incentive Plan (LTIP) is to align the interests of our executives with those of our stockholders and to drive increasing stockholder value over time. The two components to the LTIP are the Long-Term Performance Plan and the Long-Term Equity Incentive Program (granted in stock options in fiscal 2017):

i.	Long-Term Performance Plan (LTPP) - A limited number of executives, including the Named Executive Officers, who are in positions to significantly impact the achievement of key corporate objectives and who provide the long-term strategic leadership necessary to accomplish those objectives, participate in the Company’s three-year LTPP. The program provides for payments contingent on the achievement of three-year performance goals, which under all currently open three-year cycles relate to (1) cumulative sales growth, and (2) McCormick’s Total Stockholder Return (TSR) relative to the TSR generated by our Peer Group companies. As it had in recent years, the Committee determined that the portion of

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       25

Back to Contents

the award measuring cumulative sales growth would be paid in the form of stock, but only if the established performance criteria are met. The Committee believes that this metric aligns the interests of McCormick’s executives with the interests of stockholders. The other portion, measuring relative TSR, is paid in cash, again only to the extent the established performance criteria are met. Cumulative TSR growth relative to the growth generated by the members of our Peer Group was considered an appropriate metric for these cycles because it is a clear and objective measurement of return for our stockholders, and its inclusion as a performance indicator ensures that the interests of plan participants remain aligned with those of our investors. Separate performance goals for cumulative sales growth and TSR were established for each cycle.

We establish our cumulative sales growth and TSR goals to instill in our executive officers an incentive to generate financial growth for McCormick that is competitive with growth rates exhibited by the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments, which the Compensation Committee believes drive stockholder value over the long-term and are therefore important indicators of the performance of our top executives. The three-year performance timeframe and metrics for this plan complement the annual earnings and profit performance focus provided by the annual incentive program and the longer-term focus provided by stock options.

Throughout fiscal 2017, there were three active award cycles in this program, one of which ended on November 30, 2017. They are:

●	December 1, 2014 – November 30, 2017 (fiscal 2015-2017) – just completed

●	December 1, 2015 – November 30, 2018 (fiscal 2016-2018) – active cycle

●	December 1, 2016 – November 30, 2019 (fiscal 2017-2019) – active cycle

The cash payment made to Named Executive Officers for the performance cycle ending November 30, 2017, is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The Compensation Committee approved the cash payment to participants at 196% of target because of compounded three-year TSR percentile growth of 78th percentile and share payment to participants at 159% of target because of a compounded three-year sales growth of 15.1%. If earned, the cash and stock awards under the remaining active cycles will be paid no later than February 2019 and February 2020, respectively. As required by SEC rules, the portion of the fiscal 2016-2018 cycle and the fiscal 2017-2019 cycles that may be paid in shares, if earned, is reflected in the Stock Awards column of the Summary Compensation Table below for years 2016 and 2017, respectively, even though it would not be paid until the end of the cycle.

For the three-year performance cycles completed in fiscal 2017 or currently active, the cumulative three-year sales growth and TSR thresholds and maximums are as follows:

	FY2015–2017 Performance Period
	Sales Growth	TSR
Threshold	6.0%	30th Percentile
Maximum	18.0%	80th Percentile and above
Actual Performance (FY2015–2017)	15.1%	78th Percentile

	FY2016–2018 Performance Period
	Sales Growth	TSR
Threshold	6.0%	30th Percentile
Maximum	18.0%	80th Percentile and above

	FY2017–2019 Performance Period
	Sales Growth	TSR
Threshold	6.0%	30th Percentile
Maximum	18.0%	80th Percentile and above

The measure of the historical difficulty of achieving the performance goals under this plan is illustrated by the fact that there has not been uniform achievement of the goals from year-to-year and, as shown in the following table, the achievement percentages on the two metrics also vary when compared to each other:

	Earned Achievement Percent
Performance Cycle	Shares Component	Cash Component
FY13-15	48%	44%
FY14-16	101%	143%
FY15-17	159%	196%

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       26

Back to Contents

ii.	Long-Term Equity Incentive Program - Long-term awards are granted at the meeting of the Board of Directors that is held on the same day as our Annual Stockholders’ Meeting. In fiscal 2017, the Compensation Committee determined that the long-term awards for executive officers, including the Named Executive Officers, should be 100% stock options, the same award format as had been granted in the previous year. The Compensation Committee decided to issue stock options because it believes that stock options provide an effective method for aligning the interests of our executive officers with those of our stockholders over the long-term. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant.

In fiscal 2017, we determined the number of option shares to grant by dividing the award cash value by the option grant date fair value as measured on the grant date and the resulting number of shares was rounded up to the nearest whole number. This methodology is evaluated annually.

The target value of long-term incentive awards is determined by reference to benchmark data. Each executive officer is assigned an LTIP award value which, when combined with their salary and annual incentive, is intended to position the officers, in aggregate, at or near the 50th percentile of the total compensation of comparably positioned officers of our Market Group companies. The mix of cash and equity-based awards is determined each year by the Compensation Committee by reference to the typical blend of such awards in the Market Group.

Role of the Independent Compensation Consultant & Recommendations by the CEO

Independent Consultant: Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation advisers to the Committee. For fiscal 2017, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices, as well as to assist the Committee in determining the relationship between the programs and the levels of compensation paid to our executive officers and directors to the Peer Group companies identified above. Exequity L.L.P. reported directly to the Committee and neither Exequity L.L.P. nor any of its affiliates provide any other services to the Company, its management or executive officers. The Compensation Committee has assessed the work performed by Exequity L.L.P. and has determined both that Exequity L.L.P. is independent, and that its work did not raise any conflict of interest. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine the amount or form of compensation with respect to McCormick’s executive officers.

CEO Recommendations: The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. For fiscal 2017, Mr. Kurzius provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any adjustments to the value of long-term awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and Mr. Kurzius’ assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Kurzius’ recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

The Company’s CEO does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. The Compensation Committee determined Mr. Kurzius’ compensation, including base salary, performance targets and the value of the annual and long-term awards privately in executive session.

Aside from the Company’s CEO, no executive officer of McCormick determined or provided the Committee with recommendations regarding the amount or form of executive or director compensation to the Committee during fiscal 2017.

Share Ownership Guidelines for Executive Officers

We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2017, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay
Chief Executive Officer	5.0x
Executive Vice President and executive officers serving as Presidents of major business units	3.0x
Senior Vice President	2.0x
Vice President	1.6x

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       27

Back to Contents

Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under vested but unexercised options.

All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on the Record Date, all of our Named Executive Officers satisfy the guidelines except for Messrs. Swift and Schwartz who were appointed as executive officers in 2014 and Mr. Foley who was appointed as an executive officer in 2015, and have until 2019 and 2020, respectively, to meet the requirements.

2.	Retirement and Other Benefits

(a)	Retirement Benefits: We have provided a tax-qualified defined benefit pension plan in which many of our U.S. employees have been eligible to participate. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive are included in the calculation of the pension benefit for employees hired on or after December 1, 2000. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 continued to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012. On January 3, 2017, a decision was made to freeze the pension plan effective December 1, 2018, at which point additional benefits will cease to accrue.

We have also provided a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including Messrs. Kurzius and Smith. Providing a supplemental retirement benefit has been consistent with comparable organizations and provided a significant retention benefit. The senior executive program contained in McCormick’s SERP provides the participating Named Executive Officers with a credit of one additional month of service for each month of service in the SERP between ages 55 and 60. For the eligible Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive payments in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy, and the incentive bonuses for these executives are not included in calculating their benefit under the tax-qualified pension plan. For the eligible Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. The long-term cash and equity based incentive awards described above are not included in the calculation of the SERP benefit. The Compensation Committee had closed the senior executive SERP program to new entrants; however, as is the case with the pension plan, executives who were participating in the senior executive SERP program continued to accrue benefits under the plan in accordance with its existing terms. On January 3, 2017, a decision was made to freeze the SERP plan effective February 1, 2017, at which point additional benefits ceased to accrue for participants in the SERP.

In connection with the freezing of the SERP, and the planned freezing of the pension plan, the company has approved (i) the McCormick Non-Qualified Retirement Savings Plan, effective February 1, 2017, and (ii) enhancements to the company’s 401(k) plan, effective December 1, 2018, to provide additional retirement benefits for all U.S. employees, including the Named Executive Officers.

Malcolm Swift participated in the McCormick (UK) Limited Pension & Life Assurance Plan (“UK Pension Plan”), which is a defined benefit, contributory plan, until he elected to withdraw from it in April 2016. The UK Pension Plan was closed in 2003 and frozen on December 31, 2016. Mr. Swift’s inclusion in the UK Pension Plan as an Executive of McCormick UK was requested by the Company and approved by the Trustees of the UK Pension Plan. The UK Pension Plan provides benefits based on the participant’s years of service and the final pensionable salary. As defined in the UK Pension Plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the UK Pension Plan. Mr. Swift will retain benefits accrued up to the date of his withdrawal in accordance with the UK Pension Plan’s terms.

(b)	Personal Benefits: The Named Executive Officers received a limited number of personal benefits, including a fixed car allowance and fixed executive benefit allowance for expenses associated with financial planning and wellness. These benefits make up a small portion of the total compensation of our Named Executive Officers and we believe the retention value of these benefits exceeds the cost of such benefits to McCormick. The Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.

(c)	Company Airplane: McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests generally may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. To the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

(d)	Severance Benefits: The Company’s executive officers participate in McCormick’s Severance Plan for Executives (the “Severance Plan”). The Severance Plan provides for severance and other benefits to eligible employees if they experience an involuntary termination without “cause” or a voluntary termination for “good

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       28

Back to Contents

reason,” each as defined in the Severance Plan. An eligible employee who experiences such a termination and executes (and does not revoke) a general release of claims against the Company will receive the payments and benefits described below under “Potential Payments Upon Termination or Change in Control.” The Change in Control features of the Severance Plan are needed to allay the uncertainty that executives can experience while the possibility of a Change in Control exists, thereby allowing them to both operate in the best interests of the Company and stockholders, as well as to remain at the Company through the desired retention period. The Board believes that the Severance Plan allows the Company’s executives to continue effectively executing their management responsibilities without being influenced by the uncertainty of their personal situations. In the event of an involuntary termination outside of a Change in Control situation, we consider these benefits important to attract executive talent to the Company. In addition, they help create a stable work environment in which the executives are provided certain economic benefits in the event their employment is terminated. A general release from claims is required to obtain these benefits, making this a mutually beneficial arrangement.

For additional information on the above benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

The Compensation Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2017, the Compensation Committee engaged in a process of reviewing all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

●	The balance of performance and the quality and sustainability of performance;
●	The mix between annual and long-term incentives;
●	The relationship between performance criteria for annual and long-term incentive awards;
●	Competitive practices;
●	Share retention requirements; and
●	Clawback provisions.

On the basis of this review, the Compensation Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Provisions

McCormick’s 2013 Omnibus Incentive Plan, as amended (the “2013 Plan”), which was approved by stockholders at the April 3, 2013 Annual Meeting, and the prior 2007 Omnibus Incentive Plan, which was replaced by the 2013 Plan, outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the 2013 Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contender to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the 2013 Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the 2013 Plan during the twelve month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

In addition, any award granted pursuant to the 2013 Plan shall be subject to mandatory repayment by the participant to McCormick to the extent the participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation or stock exchange listing standard, or (b) any law, rule, regulation or stock exchange listing standard that imposes mandatory recoupment under the circumstances set forth in such law, rule, regulation or listing standard.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       29

Back to Contents

Performance-Based Compensation – Section 162(m)

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers in the U.S., under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 generally is not deductible. However, before the effective date of the 2017 tax reform legislation, amounts in excess of $1,000,000 were deductible if they qualify as “performance-based compensation.” With respect to awards made before the 2017 tax reform legislation, the Committee endeavored to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. However, the Committee retained the right to approve compensation that was not fully deductible under Section 162(m). The compensation paid pursuant to our cash-based annual and long-term incentive programs was intended to qualify as “performance-based compensation” for purposes of Section 162(m) for all years in which the “performance-based compensation” exception was in effect. Base salaries did not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m).

The 2017 tax reform legislation removed the “performance-based compensation” exception from Section 162(m). Accordingly, awards made after November 2, 2017, generally are not eligible for the “performance-based compensation” exception and will not be deductible to the extent that they cause the compensation of the affected executive officers to exceed $1,000,000 in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. The Committee will continue to monitor these awards and endeavor to ensure that they are deductible if and when paid.

For fiscal 2017, compensation for Mr. Kurzius exceeded the Section 162(m) limitation due primarily to base salary.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017, and in this proxy statement.

Submitted by:	Compensation Committee
Michael D. Mangan, Chair
Maritza G. Montiel
Jacques Tapiero
W. Anthony Vernon

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       30

Back to Contents

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned during the applicable fiscal year by individuals serving as our CEO and CFO during fiscal 2017, and each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2017, and, in accordance with SEC rules, Alan D. Wilson, for whom disclosure would have been provided but for the fact that he retired (effective February 1, 2017) prior to the end of fiscal 2017.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)
Lawrence E. Kurzius	2017	965,385	1,206,000	(7)	2,250,012		2,771,125	1,605,153	250,624		9,048,299
Chairman, President & Chief	2016	861,374	875,000		1,750,000		1,853,630	1,114,029	64,311		6,518,344
Executive Officer	2015	660,421	375,000		750,012		607,189	342,690	63,751		2,799,063
Michael R. Smith	2017	513,077	782,500	(8)	375,005		715,280	430,613	146,841		2,963,316
Executive Vice President and	2016	394,943	87,500		175,000		511,098	394,263	160,300		1,723,104
Chief Financial Officer
Brendan M. Foley	2017	595,384	300,000		600,008		916,357	—	127,926		2,539,675
President, Global Consumer	2016	519,809	250,000		500,010		555,705	—	102,170		1,927,694
and Americas	2015	477,687	125,000		250,012		316,750	—	158,771		1,328,220
Jeffery D. Schwartz	2017	419,616	175,000		350,016		567,249	45,524	93,599		1,651,004
Vice President, General	2016	383,015	175,000		350,000		332,640	21,519	64,311		1,326,485
Counsel & Secretary
Malcolm Swift(9)	2017	500,166	250,000		500,001		1,037,654	28,793	102,217		2,418,831
President, Global Industrial	2016	407,714	250,000		500,010		583,382	200,586	76,445		2,018,137
and McCormick International	2015	471,347	125,000		250,012		467,900	81,088	48,890		1,444,237
Alan D. Wilson	2017	189,808	100,014	(10)	60,015	(10)	1,787,656	2,681,177	214,326	(10)	5,032,996
Former Executive Chairman	2016	1,050,000	1,125,000		2,250,010		3,318,890	2,870,335	64,311		10,678,546
of the Board	2015	1,033,716	1,000,000		2,250,011		1,561,230	2,421,439	63,751		8,330,147

(1)	The Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2017, see the “Non-Qualified Deferred Compensation Table” below.
(2)	We are required to report the equity portion of awards made under the Long-Term Performance Plan (LTPP) at the beginning of the three-year LTPP cycle, even though it will not be paid (if at all) until the end of the cycle. The amounts shown assume performance at target. The cash portion of the award is not reported until the end of the cycle. Both the cash and equity portions of the award are paid only if performance conditions are met, and the final payment amount will range from 25% to 200% of the stated target. Refer to the “Grants of Plan-Based Awards” table below for the threshold, target, and maximum amounts that can be earned. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2015-FY2017, FY2016-FY2018 and FY2017-FY2019 LTPP cycles. For a discussion of the assumptions used in determining these values, see Note 11 to our 2017 financial statements.
(3)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to each fiscal year for each Named Executive Officer related to grants of stock options pursuant to our 2007 and 2013 Omnibus Incentive Plans. For a discussion of the assumptions used in determining these values, see Note 11 to our 2017 financial statements.
(4)	Amounts shown represent the cash awards earned by the Named Executive Officer under our annual performance-based incentive compensation program for each performance period. For further information, see the “Grants of Plan-Based Awards” table and accompanying footnotes below. Amounts shown for each fiscal year also include cash awards paid to participants for three three-year LTPP cycles, the first beginning on December 1, 2012 and ending on November 30, 2015, the second beginning on December 1, 2013 and ending on November 30, 2016 and the third beginning on December 1, 2014 and ending on November 30, 2017, except for Messrs. Foley and Schwartz, who were only participants in the LTPP cycle that ended on November 30, 2017.
(5)	Amounts represent the actuarial change in the present value of the Named Executive Officer’s benefit under our defined benefit pension plan and SERP, except for Mr. Swift’s which is based on the UK Pension Plan. While these amounts appear as a lump sum, the normal form of payment is an annuity and the plan does not currently allow a lump sum payment for these benefits. The pension number reported is an accounting value and was not realized by the Named Executive Officer during 2017. Mr. Foley is not eligible for the Pension Plan or SERP.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       31

Back to Contents

(6)	Amounts shown for fiscal 2017 are made up of the following:

Name	Executive Auto Allowance	Executive Benefit Allowance	Executive Financial Counseling Program*	Excess Liability Policy (Annual Premiums)	Employer Matching Funds under McCormick 401(k) Plan	Company Contributions to Deferred Compensation Accounts**	Cash in Lieu of Pension***
Lawrence Kurzius	$22,000	$17,000	$15,347	$385	$10,600	185,292	—
Michael Smith	$22,000	$17,000	$15,347	$385	$10,600	81,509	—
Brendan Foley	$22,000	$17,000	$17,542	$385	$10,600	60,399	—
Jeffery Schwartz	$22,000	$17,000	$14,164	$385	$10,600	29,450	—
Malcolm Swift	$19,601	$24,332	—	—	—	—	$58,284
Alan Wilson	------------------------------------------------------------ See Footnote (10) -----------------------------------------------
*	Amount shown for Mr. Foley reflects participation in a previous employer’s financial counseling program that the Company continues to provide to him, and the amount shown for Mr. Schwartz reflects his election to discontinue his participation in the Company’s program effective October 31, 2017.
**	See discussion below under “Non-Qualified Deferred Compensation.”
***	Amount shown for Mr. Swift reflects a cash allowance in the amount of £3,593 per month, which began in April 2016 and will continue on a monthly basis through fiscal 2018 (converted to U.S. dollars of $58,284 for fiscal 2017, see footnote (9) below). This allowance is provided due to legislative changes to UK pension laws in 2016 that resulted in limitations of accrued pension benefits for both the annual and lifetime allowances for many highly-compensated participants. As a result, Mr. Swift elected to withdraw from the UK Pension Plan in April 2016. Consistent with UK market practice and in order to continue to provide him with a competitive level of benefit (since he no longer accrues retirement benefits in the McCormick Plans), Mr. Swift is provided this cash allowance.
(7)	Amount shown for Mr. Kurzius includes his equity portion, assuming performance at target, of the FY2017-FY2019 LTPP cycle, which is $1,125,000; and the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a grant of 858 restricted stock units he received on March 29, 2017, 286 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(8)	Amount shown for Mr. Smith includes his equity portion, assuming performance at target, of the FY2017-FY2019 LTPP cycle, which is $187,500; and the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a grant of 6,300 restricted stock units he received on March 29, 2017, 2,100 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(9)	Mr. Swift is located in the U.K., and, while the amounts shown in the table and accompanying footnotes are expressed in U.S. dollars, certain components of his compensation are paid in British pounds. These components were converted to U.S. dollars using the exchange rate of 1.3518 as of November 30, 2017, the last business day of the Company’s fiscal year.
(10)	Amounts shown for fiscal 2017 reflect $235,029 in Board of Director fees, of which $75,000 was paid in cash (included in “All Other Compensation”) and $100,014 in RSUs and $60,015 in options (aggregate grant date fair values of the RSUs and options computed in accordance with FASB ASC Topic 718). Also included in Mr. Wilson’s “All Other Compensation” for fiscal 2017 are: (i) $117,116 for accrued but unused vacation time as of his retirement date; (ii) $800 as a retirement gift based on years of service; (iii) $4,231 and $3,269 for executive auto and benefit allowances, respectively, paid bi-weekly, until his retirement date; (iv) $2,925 in value for enrollment in the financial counseling program through his retirement date; (v) $10,600 in employer matching funds under the McCormick 401(k) plan and (vi) $385 for the annual premium of the Company sponsored portion of the excess liability policy. Mr. Wilson will also receive a prorated portion of both shares and cash from the three active LTPP cycles during which he was an active employee. See “Annual Performance-Based Incentive Compensation” above for an explanation of how Mr. Wilson’s annual incentive amount was calculated for fiscal 2017, and “Treatment of NEO who Terminated Employment in 2017” below for an explanation of compensation items and other benefits Mr. Wilson received upon his retirement effective February 1, 2017.

Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements with the Named Executive Officers or other executive officers, except where required by law. In addition, dividends are not accrued or paid on unexercised unvested equity awards. The Company does not provide tax gross-ups for personal benefits or for the use of the Company airplane by Named Executive Officers.

As required under U.K. law, Mr. Swift has an employment agreement with the Company. The terms of Mr. Swift’s employment agreement include base salary, notice of eligibility to participate in a bonus scheme operated by McCormick, eligibility to participate in the UK Pension Plan (which has been closed to new entrants), Group Income Protection and Private Medical Insurance and receive the automobile and executive allowances. The agreement also includes “notice to terminate employment” requirements for McCormick and Mr. Swift as well as “post termination obligations” of non-competition and non-solicitation.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       32

Back to Contents

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(3)(4)	Target (#)(4)	Maximum (#)(4)
Lawrence	—	375,000(1)	1,250,000(1)	2,500,000(1)	—	—	—	—	—	—	—
E. Kurzius	12/1/2016	281,250(2)	1,125,000(2)	2,250,000(2)	3,127	12,507	25,014	—	—	—	1,125,000(8)
	3/29/2017	—	—	—	—	—	—	—	127,769	98.05	2,250,012(7)
	3/29/2017	—	—	—	—	—	—	858	—	—	81,000(9)
Michael R.	—	109,200(1)	364,000(1)	728,000(1)	—	—	—	—	—	—	—
Smith	12/1/2016	46,875(2)	187,500(2)	375,000(2)	521	2,085	4,170	—	—	—	187,500(8)
	3/29/2017	—	—	—	—	—	—	—	21,295	98.05	375,005(7)
	3/29/2017	—	—	—	—	—	—	6,300	—	—	595,000(10)
Brendan M.	—	160,650(1)	535,500(1)	1,071,000(1)	—	—	—	—	—	—	—
Foley	12/1/2016	75,000(2)	300,000(2)	600,000(2)	834	3,336	6,672	—	—	—	300,000(8)
	3/29/2017	—	—	—	—	—	—	—	34,072	98.05	600,008(7)
Jeffery D.	—	77,400(1)	258,000(1)	516,000(1)	—	—	—	—	—	—	—
Schwartz	12/1/2016	43,750(2)	175,000(2)	350,000(2)	487	1,946	3,892	—	—	—	175,000(8)
	3/29/2017	—	—	—	—	—	—	—	19,876	98.05	350,016(7)
Malcolm	—	134,437(1)	448,122(1)	896,244(1)	—	—	—	—	—	—	—
Swift	12/1/2016	62,500(2)	250,000(2)	500,000(2)	695	2,780	5,560	—	—	—	250,000(8)
	3/29/2017	—	—	—	—	—	—	—	28,393	98.05	500,001(7)
Alan D.	—	409,500(1)	1,365,000(1)	2,730,000(1)	—	—	—	—	—	—	—
Wilson	3/29/2017	—	—	—	—	—	—	—	3,408	98.05	60,015(7)
	3/29/2017	—	—	—	—	—	—	1,039	—	—	100,014(11)

(1)	Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal 2017 by each Named Executive Officer under our annual performance-based incentive compensation plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2017 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Upon payout, Mr. Wilson’s actual payment was prorated based on his retirement date effective February 1, 2017.
(2)	Amounts shown represent the threshold, target and maximum amount that could be earned under the cash component of the FY2017-FY2019 LTPP cycle.
(3)	Amounts shown represent the minimum amounts payable or shares earned if the threshold performance goals are achieved. No payments will be made or shares issued for performance below the threshold level.
(4)	Amounts represent the threshold, target and maximum amount (in shares) that could be earned under the stock component of the FY2017-FY2019 LTPP cycle.
(5)	Amounts shown include awards of stock options under the 2013 Omnibus Incentive Plan. Stock options granted in 2017 will vest ratably over three years (subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).
(6)	The exercise price of the stock options is equal to the closing price of the common stock on the grant date.
(7)	Amounts shown represent the grant date fair value of each equity award granted during fiscal 2017 for each Named Executive Officer. For a discussion of the assumptions used in determining these values, see Note 11 to our 2017 financial statements.
(8)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2017-FY2019 LTPP cycle based on the target amount payable if the performance conditions are met. For a discussion of the assumptions used in determining these values, see Note 11 to our 2017 financial statements.
(9)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of 858 restricted stock units Mr. Kurzius received on March 29, 2017, 286 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(10)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of 6,300 restricted stock units Mr. Smith received on March 29, 2017, 2,100 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(11)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of 1,039 restricted stock units Mr. Wilson received on March 29, 2017 for his Board service in fiscal 2017, which will vest in full on March 15, 2018.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       33

Back to Contents

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Lawrence E. Kurzius	0	127,769	(1)	98.05	3/28/2027
	33,333	66,667	(2)	99.92	3/29/2026
	39,968	19,985	(3)	76.29	3/24/2025
	49,200	0		71.10	3/25/2024
	50,600	0		71.60	4/2/2023
	51,300	0		54.24	3/27/2022
	58,800	0		47.40	3/29/2021
						3,127	(4)	319,517
						10,128	(5)	1,034,879
						858	(7)	87,670
Michael R. Smith	0	21,295	(1)	98.05	3/28/2027
	3,333	6,667	(2)	99.92	3/29/2026
	6,662	3,331	(3)	76.29	3/24/2025
	8,400	0		71.10	3/25/2024
	9,100	0		71.60	4/2/2023
	9,200	0		54.24	3/27/2022
	7,200	0		47.40	3/29/2021
	8,000	0		38.39	3/30/2020
	4,800	0		29.89	3/24/2019
						521	(4)	53,236
						1,013	(5)	103,508
						6,300	(8)	643,734
Brendan M. Foley	0	34,072	(1)	98.05	3/28/2027
	9,524	19,048	(2)	99.92	3/29/2026
	13,322	6,663	(3)	76.29	3/24/2025
	24,300	0		72.00	3/25/2024
						834	(4)	85,218
						2,894	(5)	295,709
Jeffery D. Schwartz	0	19,876	(1)	98.05	3/28/2027
	6,666	13,334	(2)	99.92	3/29/2026
	7,994	3,997	(3)	76.29	3/24/2025
	4,000	0		71.10	3/25/2024
	3,600	0		71.60	4/2/2023
	3,700	0		54.24	3/27/2022
	2,800	0		47.40	3/29/2021
						487	(4)	49,762
						2,026	(5)	207,017
Malcolm Swift	0	28,393	(1)	98.05	3/28/2027
	9,524	19,048	(2)	99.92	3/29/2026
	13,322	6,663	(3)	76.29	3/24/2025
	24,600	0		71.10	3/25/2024
	27,200	0		71.60	4/2/2023
	27,700	0		54.24	3/27/2022
						695	(4)	71,015
						2,894	(5)	295,709
						25,000	(9)	2,554,500

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       34

Back to Contents

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Alan D. Wilson	0	3,408	(1)	98.05	3/28/2027
	128,572	0		99.92	2/1/2022
	179,857	0		76.29	2/1/2022
	196,900	0		71.10	2/1/2022
	181,600	0		71.60	2/1/2022
	184,400	0		54.24	2/1/2022
	211,000	0		47.40	3/29/2021
	158,600	0		38.39	3/30/2020
						13,021	(5)	1,330,486
						1,039	(10)	106,165

(1)	The remaining unvested stock options will vest in equal increments on March 29 of 2018, 2019 and 2020.
(2)	The remaining unvested stock options will vest in equal increments on March 30 of 2018 and 2019.
(3)	The remaining unvested stock options will vest on March 25, 2018.
(4)	In accordance with SEC rules, the amounts shown represent the threshold amounts of the equity component of the FY2017-FY2019 LTPP cycle because our fiscal 2017 performance does not exceed the threshold performance measure established for this LTPP cycle.
(5)	In accordance with SEC rules, the amounts shown represent the target amounts of the equity component of the FY2016-FY2018 LTPP cycle because our cumulative performance for fiscal years 2017 and 2016 exceeds the threshold performance measure established for this LTPP cycle.
(6)	In accordance with SEC rules, the amounts shown in the table are based on the closing market price of our Common Stock Non-Voting on November 30, 2017 (the last business day of our fiscal year) of $102.18.
(7)	Mr. Kurzius was granted 858 restricted stock units he received on March 29, 2017, 286 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(8)	Mr. Smith was granted 6,300 restricted stock units he received on March 29, 2017, 2,100 shares of which will vest on each of March 15, 2018, 2019 and 2020. See discussion below under “Non-Qualified Deferred Compensation.”
(9)	Mr. Swift was granted 35,000 restricted stock units on May 28, 2014, 5,000 shares of which vested on each of May 28, 2016 and 2017 with another 5,000 shares to vest on May 28, 2018; and 10,000 shares per year on May 28, 2019 and 2020.
(10)	Mr. Wilson was granted 1,039 restricted stock units on March 29, 2017 for his Board service in fiscal 2017, which will vest in full on March 15, 2018.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       35

Back to Contents

Option Exercises and Stock Vested in Last Fiscal Year

The following table sets forth equity awards exercised and/or vested during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)
Lawrence E. Kurzius	—	—	8,035		821,016
Michael R. Smith	5,500	400,125	1,339		136,819
Brendan M. Foley	—	—	3,606	(3)	368,173	(3)
Jeffery D. Schwartz	—	—	1,798	(4)	183,660	(4)
Malcolm Swift	—	—	7,678	(5)	796,038	(5)
Alan D. Wilson	207,531	13,872,494	15,472		1,580,929

(1)	The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Smith - $255,028 and Mr. Wilson - $8,041,253.

(2)	The amounts shown for number of shares reflect the shares awarded for the equity portion of awards made under the FY2015-FY2017 LTPP cycle. The amounts shown for the value of these shares are calculated based on the closing market price of our Common Stock Non-Voting on the vesting date of $102.18, which was November 30, 2017 (the last business day of our fiscal year).

(3)	Amounts shown include 928 shares of the 2,780 restricted stock units granted to Mr. Foley on June 2, 2014, which vested in three equal installments on each of March 15, 2015, 2016 and 2017. The amount shown is calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares. The value realized on vesting was $94,535, while the actual value realized by Mr. Foley, after payment of related taxes and fees, was $59,673.

(4)	Amounts shown include 191 shares of the 571 restricted stock units granted to Mr. Schwartz on March 26, 2014, which vested in three equal installments on each of March 15, 2015, 2016 and 2017. The amount shown is calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares. The value realized on vesting was $19,457, while the actual value realized by Mr. Schwartz after payment of related taxes and fees, was $12,156.

(5)	Amounts shown include 5,000 shares of the 35,000 restricted stock units granted to Mr. Swift on May 28, 2014 that vested on May 28, 2017 with another 5,000 shares to vest on May 28, 2018; and 10,000 shares per year on May 28, 2019 and 2020. The value realized on vesting is calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares. The value realized on vesting was $522,400, while the actual value realized by Mr. Swift after payment of related taxes and fees, was $276,687.

Retirement Benefits

Pension Plan and Supplemental Executive Retirement Plan

McCormick’s U.S. tax-qualified pension plan for employees in the U.S. is a defined benefit, non-contributory plan. Similar to all other participants in the plan, Messrs. Kurzius, Smith, and Schwartz are eligible to participate in the plan. Mr. Foley is not eligible for the U.S. plan. Mr. Swift is also not eligible for the U.S. plan, but participated in the UK Pension Plan described below until he elected to withdraw from it in April 2016. The normal retirement age pursuant to the pension plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2017, Mr. Kurzius was eligible for early retirement with reduced benefits. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 continue to accrue benefits under the pension plan in accordance with its existing terms after January 1, 2012. Additionally, on January 3, 2017, a decision was made to freeze the U.S. tax-qualified pension plan effective December 1, 2018, at which point additional benefits will cease to accrue.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. Mr. Smith was hired prior to December 1, 2000. Messrs. Kurzius and Schwartz were hired after December 1, 2000.

McCormick’s pension plan for employees based in the U.K. is the UK Pension Plan, which is a defined benefit, contributory plan. The UK Pension Plan was closed in 2003 and all benefits under it were frozen from December 31, 2016. The normal retirement age pursuant to the UK Pension Plan is 65; however, a participant may retire as early as age 55 with a reduction in benefit entitlement based on Actuarial tables. The UK Pension Plan provides benefits based on

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       36

Back to Contents

the participant’s years of service and the final pensionable salary (i.e., base pay less Basic State Pension offset). As defined in the UK Pension Plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the UK Pension Plan. Mr. Swift’s inclusion in the UK Pension Plan as an Executive of McCormick UK was requested by the Company and approved by the Trustees of the UK Pension Plan where he remained an active member until he elected to withdraw from it in April 2016.

Mr. Kurzius also participates in the senior executive program of the supplemental executive retirement plan (“SERP”), which was adopted in 1979, while Mr. Smith participates in the executive program of the SERP. As noted, on January 3, 2017, a decision was made to freeze the SERP effective February 1, 2017, at which point additional benefits ceased to accrue for participants in the SERP, including the above Named Executive Officers. The SERP provides a limited group of senior executives age 50 and older with an inducement to retire before age 65 by providing participating executives with an additional month of service credit for each month of service in the SERP between ages 55 and 60. For participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For participants hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP but not under the qualified plan. While benefits under the SERP have been frozen effective February 1, 2017, executives who were participating in the SERP program will retain benefits accrued up to that date in accordance with the SERP’s terms.

The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plans and the SERP.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Lawrence E. Kurzius	Pension Plan	12 yrs. 10 mos.	420,128	0
	SERP	16 yrs. 1 mo.	4,467,651	0
Michael R. Smith	Pension Plan	25 yrs. 6 mos.	918,075	0
	SERP	24 yrs. 8 mos.	1,184,736	0
Brendan M. Foley(3)	Pension Plan	—	—	—
	SERP	—	—	—
Jeffery D. Schwartz(4)	Pension Plan	8 yrs. 5 mos.	148,793	0
	SERP	—	—	—
Malcolm Swift(5)	UK Pension Plan	11 yrs. 1 mo.	910,437	0

Alan D. Wilson	Pension Plan	22 yrs. 4 mos.	1,335,203	0
	SERP	26 yrs. 6 mos.	17,781,329	797,147

(1)	Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2017 financial statements (November 30, 2017). Actual years of service are as follows: Mr. Kurzius – 12 yrs, 11 mos; Mr. Smith – 26 yrs, 6 mos; Mr. Foley – 3 yrs, 6 mos; Mr. Schwartz – 9 yrs, 5 mos; Mr. Swift – 12 yrs, 11 mos; and Mr. Wilson – 23 yrs. 4 mos. The difference in Mr. Kurzius’ and Mr. Wilson’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55. The difference in Mr. Smith’s credited service between the two plans is due to the SERP being frozen as of February 1, 2017.

(2)	Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2017 financial statements. For a discussion of the assumptions used in this valuation, see Note 10 to our fiscal 2017 financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

(3)	Mr. Foley is not eligible for the Pension Plan or SERP.

(4)	Mr. Schwartz does not meet the requisite criteria for inclusion in the SERP.

(5)	As noted previously, Mr. Swift elected to withdraw from the UK Pension Plan in April 2016.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement      37

Back to Contents

Non-Qualified Deferred Compensation

Effective January 1, 2000, McCormick adopted a deferred compensation plan, which was subsequently incorporated into a similar deferred compensation plan effective January 1, 2005 (collectively, the “DCP”), that allowed a limited number of management employees in the U.S., including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual incentive each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick made no contributions to the plan.

Effective January 1, 2014, McCormick adopted a Defined Contribution Restoration Plan (“DCRP”), which provided deferred compensation for a select group of management employees (hired on or after January 1, 2012), including eligible Named Executive Officers. The plan restored benefits that would have accrued under the McCormick 401(k) Retirement Plan, but were restricted due to the limits on compensation imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code. Employees were not able to contribute to the DCRP. Annually, the Company made a profit sharing contribution to the participant’s account equal to 3% of eligible compensation in excess of the limits imposed by the Internal Revenue Service. On January 3, 2017, and in connection with the establishment of the Non-Qualified Retirement Savings Plan, a decision was made to freeze the current DCRP effective February 1, 2017.

Company contributions to the DCRP vest in increments of 10% per year beginning when the participant reaches age 50 and is fully vested at age 60. Any unvested contributions are forfeited upon separation. If the separation is the result of a change in control, disability, death, constructive discharge or discharge by the Company without cause, the participant’s account balance is deemed to be vested. In most cases, the DCRP vested account balance is paid as a lump sum six months after the participant’s retirement or termination of employment. If the separation is a result of disability, change in control or death, the lump sum is paid upon separation.

In light of the aforementioned freezing of the SERP and defined benefit pension plan, on January 3, 2017, McCormick adopted amendments to the deferred compensation plan establishing a Non-Qualified Retirement Savings Plan (the “NQRSP”), effective February 1, 2017, to provide for additional retirement benefits for certain employees, including the Named Executive Officers. Under the NQRSP, certain management employees in the U.S., including the Named Executive Officers, may defer up to 80% of their total cash compensation (base salary and annual incentive bonus). Employees are permitted to elect separate deferral percentages for the amounts of such compensation up to the annual compensation limit established by the IRS for the 401(k) plan, currently $270,000 for 2017 (the “IRS Limit”) and the amounts of compensation in excess of the IRS Limit. Beginning in 2018, McCormick will make a matching contribution to the deferred compensation account of eligible employees who defer compensation above the IRS Limit up to 4% of such amount for the 2018 calendar year and up to 5% of such amount thereafter. Additionally, employees, including the Named Executive Officers, that have compensation in excess of the IRS Limit, will receive an annual contribution by McCormick into their deferred compensation account equal to 3% of the compensation amount in excess of the IRS Limit. For fiscal 2017, that contribution was 7% of such amount for the partial year of February 1, 2017 through November 30, 2017 to account for the fact that there was no matching contribution in fiscal 2017. In addition, to account for a portion of the benefit that would have been received under the SERP, and that will not be received under the NQRSP, the Company provided (i) certain executives, including Messrs. Kurzius and Smith, with one time restricted stock unit grants during 2017, and (ii) certain executives, including Messrs. Kurzius and Smith, with transition credits to their deferred compensation account that are a percentage of compensation in excess of the IRS Limit. Such transition credits are contributed for a 46-month period beginning on February 1, 2017 and ending on November 30, 2020. These contributions and transition credits are included in the Summary Compensation Table above (as fiscal 2017 compensation).

In most cases, deferred amounts plus earnings in the NQRSP are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. Account balances under the plan are held in a “rabbi” trust and, until distributed to the participants, are available to satisfy the claims of McCormick’s creditors.

For all plan participants, including each of the participating Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives. With limited exceptions, these fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan. Participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants who are subject to Section 16 of the Exchange Act).

In January 2018, $4,430 (prorated as of February 1, 2017 when the DCRP was frozen) was deposited into Mr. Foley’s account based on compensation earned in fiscal 2017. This amount is included in the Summary Compensation Table above (as fiscal 2017 compensation).

Mr. Swift is not eligible to participate in the DCRP or NQRSP, and there is no comparable plan in the U.K.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement      38

Back to Contents

The following table sets forth the Named Executive Officers’ contributions, McCormick contributions, account earnings and aggregate balance under the nonqualified deferred compensation plans as of November 30, 2017.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Lawrence E. Kurzius	941,517	185,292	952,008	0	5,756,524
Michael R. Smith	96,353	81,509	21,429	0	239,024
Brendan M. Foley	0	60,399	4,777	0	93,430
Jeffery D. Schwartz	0	29,450	0	0	29,450
Malcolm Swift(5)	—	—	—	—	—
Alan D. Wilson	0	—	1,820,160	3,989,410	5,160,028

(1)	Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2017 as follows: Mr. Kurzius - $193,077 (salary), $748,440 (non-equity incentive plan compensation); Mr. Smith - $51,308 (salary), $45,045 (non-equity incentive plan compensation); Mr. Foley - $0 (salary), $0 (non-equity incentive plan compensation); Mr. Schwartz - $0 (salary), $0 (non-equity incentive plan compensation); and Mr. Wilson - $0 (salary), $0 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2016 annual incentive compensation that was paid during fiscal 2017 and thus are not included in the Summary Compensation Table for fiscal 2017. The “Executive Contributions in Last Fiscal Year” column does not include executive contributions made in fiscal 2018 relating to non-equity incentive plan compensation earned in fiscal 2017.

(2)	As described above under “Non-Qualified Deferred Compensation,” amounts represent non-elective contributions (prorated for February 1, 2017 through November 30, 2017) and, for Messrs. Kurzius and Smith, additional transition credits (also prorated for February 1, 2017 through November 30, 2017) of $41,526 and $38,346, respectively. These non-elective contributions and transition credits were earned in fiscal 2017 and deposited into the Named Executive Officers’ respective Non-Qualified Retirement Savings Plan accounts in January 2018. For Mr. Foley, amount also includes a profit sharing contribution of $4,430 (prorated as of February 1, 2017 when the Defined Contribution Restoration Plan (DCRP) was frozen) earned in fiscal 2017 and contributed to Mr. Foley’s DCRP account in January 2018. Mr. Foley is the only Named Executive Officer eligible for the DCRP. As of November 30, 2017, there was a balance of $33,032 in his DCRP account.

(3)	Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.

(4)	Of these amounts, the following deferred amounts (from salary and/or bonus) are included in the Summary Compensation Table above (either as fiscal 2015, 2016 or 2017 compensation) for each Named Executive Officer: Mr. Kurzius - $1,689,832; Mr. Smith - $133,017; Mr. Foley - $0; Mr. Schwartz - $0; and Mr. Wilson - $1,641,315.

(5)	Mr. Swift is not eligible to participate in either nonqualified deferred compensation plan, and there are no similar plans in the U.K.

Potential Payments Upon Termination or Change in Control

Similar to all McCormick employees, upon termination without cause, each Named Executive Officer, except for Mr. Swift (as explained below), may be entitled to receive the following payments and benefits:

●	a lump sum payment equal to his or her accrued but unused vacation time;

●	post-employment health benefits for the remainder of the calendar month of departure and optional benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;

●	in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received, paid in equal monthly installments until the executive attains age 65; and

●	in the event of death before termination or retirement, a one-time benefit is paid to his or her beneficiary in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan, as described above under “Non-Qualified Deferred Compensation.”

Mr. Swift is entitled to receive the following payments and benefits:

●	a lump sum payment equal to his accrued but unused vacation time;

●	in the event of disability which precludes Mr. Swift from carrying out his duties and lasts longer than 26 weeks, insurance is in place to cover 75% of his pre-disability salary for the duration of the disability, age 65, or death, whichever comes first; and

●	in the event of death before termination or retirement, a one-time benefit is paid to his beneficiary in an amount equal to his base salary, subject to a limit of four times the UK Pension Plan cap of £154,420 (or $208,745).

Additionally, as described above, the Company’s executive officers, including Mr. Swift, participate in McCormick’s Severance Plan for Executives (the “Severance Plan”).

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       39

Back to Contents

The Severance Plan provides for severance and other benefits to eligible employees under two situations: (i) if they experience an involuntary termination without “cause” or a voluntary termination for “good reason,” each as defined in the Severance Plan; or (ii) in the event of a termination as described above that occurs within six months before a “change in control” or within two years after a “change in control” as defined in the Severance Plan. An eligible employee who experiences such termination and executes (and does not revoke) a general release of claims against the Company will receive the following payments and benefits:

Element	Termination Under Change in Control	Termination Without “Cause” or For “Good Reason”
Cash Severance (Base + Bonus)	CEO = 2.5X All Others = 2.0X using full year bonus at target	CEO = 1.5X All Others = 1.0X using full year bonus at target
Long-Term Performance Plan	Full vesting of all open cycles, pay at target	Pro-rata vesting at actual performance level
Stock Options	Full vesting of all options	Immediate vesting for options that would have vested during the severance period; exercise within 1 year (1.5 years for CEO)
Annual Incentive	Pay pro-rata at target	Pay pro-rata at target

Eligible employees are subject to a number of covenants, including a covenant not to compete with the Company or solicit its customers or employees for a period ranging from 12 months (or 18 months for the Chief Executive Officer) to 24 months following termination of employment.

The Severance Plan does not provide for any tax gross-up payments to any eligible employee to offset any excise taxes that may be imposed as a result of the severance benefits. Instead, if the payments described above would be subject to the excise tax, then the payments will be reduced to a level at which no payments would be subject to the excise tax if doing so would result in the employee being able to retain a greater benefit after giving effect to the income tax consequences (including the excise tax).

Equity Plans

On March 25, 2015, the Board of Directors of the Company adopted and approved Amendment No. 1 to McCormick’s 2013 Omnibus Incentive Plan (the “2013 Plan”), in which the Company’s executive officers are eligible to participate. Before the amendment, the 2013 Plan provided that all outstanding awards (whether or not vested) would become fully exercisable and payable immediately upon a “change in control” as defined in the plan. Amendment No. 1 grants the Compensation Committee the discretion to include in any award agreement a provision providing for different treatment of the award (other than it becoming fully exercisable and payable) in connection with a “change in control.” While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements, we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

●	the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;

●	any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;

●	any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or

●	directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

In connection with the approval and adoption of Amendment No. 1 to the 2013 Plan, on March 25, 2015, the Board of Directors of the Company approved a new form of Non-Qualified Stock Option Award Agreement (the “New Option Agreement”) to govern awards of non-qualified stock options granted on and after March 25, 2015, to the Company’s executive officers who participate in the Severance Plan. The New Option Agreement provides that outstanding unvested stock options will not accelerate automatically upon a “change in control” (as defined in the Severance Plan). Instead, accelerated vesting will only occur in the event of a qualifying termination that occurs within six months before a “change in control” or within two years after a “change in control” as defined in the Severance Plan. Accordingly, non-qualified stock options under the 2013 Omnibus Incentive Plan require a “double trigger” for acceleration of vesting to occur. In addition, the New Option Agreement subjects option holders to a number of covenants similar to those provided under the Severance Plan, including a covenant not to compete with the Company or solicit its customers or employees. The New Option Agreement also amended stock option agreements outstanding prior to March 25, 2015 to make clear that an option holder who violates these covenants will forfeit all outstanding awards and the gain on any awards that have previously been exercised.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       40

Back to Contents

Estimates of Payments Upon Termination or Change in Control

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2017. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $102.18, the closing market price of our Common Stock Non-Voting on November 30, 2017 (the last business day of our fiscal year).

In addition, we have not included each applicable Named Executive Officer’s award under the annual performance-based incentive compensation program, or their respective balances of their non-qualified deferred compensation accounts, as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above. Amounts payable to Mr. Wilson, who retired in 2017, are discussed separately below under “Treatment of NEO who Terminated Employment in 2017.”

Potential Payments Upon
Termination or Change in	Lawrence E.	Michael R.		Brendan M.	Jeffery D.	Malcolm
Control (“CIC”)	Kurzius	Smith		Foley	Schwartz	Swift
Cash Severance Payment:
Involuntary Termination Without Cause(1)	$4,625,000	$1,248,000		$1,701,000	$946,000	$1,423,445
CIC(2)	6,875,000	2,132,000		2,866,500	1,634,000	2,398,769
Long-Term Performance Plan:
FY2016-2018 Performance Period
Retirement/Death/Disability/ Involuntary Termination Without Cause(3)	1,166,667	116,667		333,333	233,333	333,333
CIC(4)	1,750,000	175,000		500,000	350,000	500,000
FY2017-2019 Performance Period
Retirement/Death/Disability/ Involuntary Termination Without Cause(3)	750,000	125,000		200,000	116,667	166,667
CIC(4)	2,250,000	375,000		600,000	350,000	500,000
Equity Awards:
Accelerated Stock Options
Retirement/Death/Disability/CIC(5)	1,195,765	189,255		356,271	215,705	332,817
Involuntary Termination Without Cause(6)	768,641	123,089		240,935	145,912	233,117
Accelerated RSUs
Retirement/Death/Disability/CIC(7)	87,670	643,734		—	—	2,554,500
Involuntary Termination Without Cause(8)	40,055	294,994		—	—	1,297,686
Pension Plan Payment(9)
Retirement/Involuntary Termination/CIC	426,845	918,075		—	148,793	849,066	(13)
Disability	295,724	760,087		—	133,083	849,066
Death	202,115	448,718		—	76,260	604,795
SERP Payment(10)
Retirement/Involuntary Termination	4,467,651	0	(12)	—	—	—
CIC	4,233,389	518,548		—	—	—
Disability	3,400,642	1,045,694		—	—	—
Death	2,107,518	295,666		—	—	—
Disability Benefits(11)	348,596	108,596		163,596	63,596	375,125

(1)	These amounts represent the cash severance payment that would be received if involuntary termination without cause occurred on November 30, 2017.

(2)	These amounts represent the cash severance payment that would be received if a change in control termination occurred on November 30, 2017.

(3)	These amounts represent target awards for the FY2016-2018 and FY2017-2019 performance cycles, adjusted pro rata based on service through November 30, 2017. The Long-Term Performance Plan provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.

(4)	These amounts represent target awards for the FY2016-2018 and FY2017-2019 performance cycles, paid at target in the event of a Change In Control.

(5)	These amounts represent the potential gain on all options that would become exercisable if a triggering event occurred on November 30, 2017. The amounts are calculated by taking the closing price on November 30, 2017, less the exercise price, times the number of unexercisable in-the-money options as of November 30, 2017.

(6)	These amounts represent the potential gain on options that would become exercisable during the severance period if a triggering event occurred on November 30, 2017. The severance period is defined as 18 months for the CEO and 12 months for all others. The amounts are calculated by taking the closing price on November 30, 2017, less the exercise price, times the number of unexercisable in-the-money options that would have vested within the severance period as described above.

(7)	These amounts represent the potential earnings on all RSUs that would vest if a triggering event occurred on November 30, 2017. The amounts are calculated by taking the closing price on November 30, 2017 times the number of vested RSUs as of November 30, 2017.

(8)	These amounts represent the potential earnings on RSUs that would vest during the period from grant date to the qualifying separation date if a triggering event occurred on November 30, 2017, expressed as a proportion of each vesting period.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       41

Back to Contents

(9)	Present value of benefits payable immediately if triggering event occurred on November 30, 2017. The amounts are calculated based on the 2017 FAS disclosure discount rate of 4.01%, the Generational MILES (Mercer Industry Longevity Experience Study) white collar mortality table for the Consumer Goods and Food & Drink industry for healthy mortality with mortality improvement scale based on the Social Security Administration’s expectations of future mortality improvement. For disability benefits, the RP-2014 generational sex distinct disabled mortality tables with adjustments to remove projections after 2006 (the central year of the mortality table) and the same mortality improvement scale referenced above for healthy participants was used. Because the Change in Control benefits payable from the SERP are payable as a lump sum, post-retirement mortality for those benefits was based on 417(e) unisex mortality, which was also used for the portion of the Pension Plan benefit assumed to be paid as a lump sum. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events. The mortality assumptions used for the Pension Plan are consistent with those used for financial disclosure purposes with the exception that the “no collar” version of the MILES table was used for financial disclosure purposes for the entire Pension Plan population. The “white collar” version of this table was used for the SERP in order to better reflect the expected longevity of the executive population, and therefore this table was also used to measure the Pension Plan Liabilities for the executives to provide consistent values (and expected longevity) for executives with both Pension Plan and SERP benefits.

(10)	Present value of benefits payable immediately if triggering event occurred on November 30, 2017. The amounts are calculated based on the 2017 FAS disclosure discount rate of 3.92%, the Generational MILES (Mercer Industry Longevity Experience Study) white collar mortality table for the Consumer Goods and Food & Drink industry for healthy mortality with mortality improvement scale based on the Social Security Administration’s expectations of future mortality improvement. For disability benefits, the RP-2014 generational sex distinct disabled mortality tables with adjustments to remove projections after 2006 (the central year of the mortality table) and the same mortality improvement scale referenced above for healthy participants was used. Because the Change in Control benefits payable from the SERP are payable as a lump sum, post-retirement mortality for those benefits was based on 417(e) unisex mortality, which was also used for the portion of the Pension Plan benefit assumed to be paid as a lump sum. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events. The mortality assumptions used for the SERP are consistent with those used for financial disclosure purposes.

(11)	The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of the $270,000 limit. The amounts set forth in the table above assume the executives’ current base salary and one-half of the maximum Social Security offset, as applicable.

(12)	The amount shown for Mr. Smith represents the present value of benefits associated with retirement and involuntary termination, for which Mr. Smith is not yet vested under the SERP.

(13)	The amount shown for Mr. Swift is the present value of benefits associated with retirement as of November 30, 2017. There would be no additional benefits payable to Mr. Swift through the UK Pension Plan under either a change in control or an involuntary separation. In either case, Mr. Swift would become a deferred member of the plan and his pension would be payable on retirement at age 65.

Treatment of NEO who Terminated Employment in 2017

Mr. Wilson voluntarily retired from the Company effective February 1, 2017. Upon his retirement, Mr. Wilson was entitled to receive (i) pension and SERP benefits described in the “Pension Benefits Table” above; (ii) his non-qualified deferred compensation as described above under “Non-Qualified Deferred Compensation;” and (iii) retiree health benefits for himself and his dependents, in accordance with the Company’s health plan for retired employees, under which he and the Company share the cost of that continued coverage. Mr. Wilson is also eligible for retiree life insurance coverage under the Company’s retiree life insurance program. The following was provided to Mr. Wilson as a retiree:

●	Payment of $117,116 for accrued but unused vacation time as of his retirement date. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;

●	Payment of $800 as a retirement gift based on years of service. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above; and

●	All of his outstanding stock options were fully vested as of his retirement date. Vested stock options can be exercised until the earlier of five years from retirement or the original expiration date. The in-the-money value of the vested options on February 1, 2017 was $33,991,765 based on $94.55 per share, the NYSE closing price per share of the Company’s Common Stock Non-Voting on February 1, 2017.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       42

Back to Contents

Equity Compensation Plan Information

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders(1)	Common Stock 5,074,989 Common Stock Non-Voting 127,746	Common Stock $72.85 Common Stock Non-Voting $37.05	Common Stock 1,415,818 Common Stock Non-Voting 2,538,499
Equity Compensation Plans not required to be approved by security holders	Common Stock 0 Common Stock Non-Voting 0	Common Stock $00.00 Common Stock Non-Voting $00.00	Common Stock 0 Common Stock Non-Voting 0
TOTAL	Common Stock 5,074,989 Common Stock Non-Voting 127,746	Common Stock $72.85 Common Stock Non-Voting $37.05	Common Stock 1,415,818 Common Stock Non-Voting 2,538,499

(1)	Includes the 2007 and 2013 Omnibus Incentive Plans and the target amount that could be earned under the stock component of the FY2015-FY2017, FY2016-FY2018 and FY2017-FY2019 LTPP cycles.

(2)	In addition to plans included in footnote (1), includes the Directors’ Share Ownership Plan and 2009 Employee Stock Purchase Plan.

Report of Audit Committee

The responsibilities of the Audit Committee are defined in a Charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees - Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s independent registered public accounting firm the matters which are required to be discussed under Auditing Standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the independent registered public accounting firm for non-audit services and believes that such fees are compatible with the independence of the independent registered public accounting firm. Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. The Committee also decided to appoint the accounting firm of Ernst & Young LLP to serve as the independent registered public accounting firm of McCormick for fiscal year 2018, subject to ratification by the stockholders of McCormick, because of, among other things, the quality and efficiency of the services they provide, their capabilities, technical expertise and knowledge of McCormick’s operations and industry, and their ability to remain independent.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:	Audit Committee
Patricia Little, Chair
Michael A. Conway
J. Michael Fitzpatrick

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       43

Back to Contents

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements, including certain required statutory audits, for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were approximately $5.7 million. For the 2016 fiscal year, such fees were approximately $5.0 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $50,000, and for the 2016 fiscal year were approximately $50,000. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, employee benefit plan audits, and agreed upon procedures.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $300,000, and for the 2016 fiscal year were approximately $200,000. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young LLP did not render other professional services in fiscal 2017 or fiscal 2016.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Internal Audit Director, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chair. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement      44

Back to Contents

PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the independent registered public accounting firm of McCormick for fiscal year 2018, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the independent registered public accounting firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate governance practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       45

Back to Contents

PROPOSAL 3	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public. At the Company’s Annual Meeting of Stockholders on March 29, 2017, our stockholders were given the opportunity to endorse or not endorse, on a non-binding advisory basis, our compensation program for Named Executive Officers by voting for or against a resolution calling for the approval of such program for the 2016 fiscal year. Stockholders approved the compensation program with more than 95% of the votes cast by the holders of Common Stock.

The Company continues to design its executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders. See “Compensation of Executive Officers – Compensation Discussion and Analysis” above.

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our pay program for Named Executive Officers by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program.

“RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative executive compensation disclosures contained in the proxy statement.”

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to endorse the compensation of the Company’s Named Executive Officers.

The Board of Directors recommends that stockholders vote FOR the proposal.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       46

Back to Contents

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and executive officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2017, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee (Proposal One), the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm (Proposal Two), and the advisory vote on executive compensation (Proposal Three). Abstentions and “broker non-votes” (see below), if any, are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted pursuant to the instructions stated on the proxy card.

Under current NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal Two) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors (Proposal One) and the proposal relating to “say-on-pay” (Proposal Three) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

To vote your shares held in the McCormick 401(k) Retirement Plan, you must vote via the Internet or telephone as instructed in the proxy materials or sign and return the proxy card. If you do not provide voting instructions by the date and time indicated on the proxy card, the trustee will vote your shares in accordance with the recommendations of the Board of Directors.

Householding of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 866-540-7095, by sending an electronic mail message to sendmaterial@ proxyvote.com, or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. Broadridge will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future, or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       47

Back to Contents

Stockholder Proposals for 2019 Annual Meeting

Pursuant to SEC rules, proposals or director nominations of stockholders to be presented at the 2019 Annual Meeting must be received by the Secretary of McCormick at the Company’s principal executive offices not less than 120 calendar days before February 15, 2019 (i.e., on or before October 18, 2018) to be considered for inclusion in the 2019 proxy statement.

Stockholders wishing to submit other proposals or director nominations at the 2019 Annual Meeting that are not to be in the proxy statement materials must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between December 28, 2018 and January 27, 2019). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

McCORMICK & COMPANY, INCORPORATED - Proxy Statement       48

Back to Contents

Designed and Published by Labrador-company.com

Back to Contents

Purpose-Led Performance

We are equally dedicated to strengthening our business and improving the world around us—an approach we call Purpose-led Performance (PLP). It exemplifies our commitment to delivering industry-leading financial performance while doing what’s right, with responsibility to the long-term vitality of people, communities and the planet we share.

Our Commitment

●	To People – Each day, our flavors come to life through employees and the people who experience our products. Because our success is the work of so many individuals, we strive to be a champion for equality, promote the growth and development of our workforce, and support health and wellness among our employees and in communities where they live and work.

●	To Communities – With a supply chain of 3,000 agricultural products, sourced from over 80 countries and facilities in more than 50 locations across 27 countries, we are truly a global company. We’ve increased our commitment to benefit farmers where we source, and now aim to potentially impact 35,000 farmers through programs that uplift and strengthen their communities by 2025.

●	To The Planet – As the world’s largest flavor company, we are aligning our corporate agenda—including our environmental commitments –with the United Nations’ Sustainable Development Goals(SDGs). We’ll continue to perform against this comprehensive agenda designed to reduce stress on our planet while achieving increased efficiencies across the organization.

We published a PLP report in 2017 with more details about our activities and impact.

Learn more about McCormick

About Us, 2017 PLP Report, Flavor Forward:	mccormickcorporation.com

Investor Relations, Annual Report and Proxy Materials:	ir.mccormick.com

Flavor Forecast:	flavorforecast.com

Back to Contents

McCORMICK & COMPANY, INCORPORATED 18 LOVETON CIRCLE SPARKS, MD 21152

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. (ET) on March 27, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. (ET) on March 27, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE
FOR EACH OF THE LISTED NOMINEES:

1.	ELECTION OF DIRECTORS

	Nominees	For	Against	Abstain

1a.	M. A. Conway	☐	☐	☐
							For	Against	Abstain

1b.	J. M. Fitzpatrick	☐	☐	☐	1i.	G. M. Rodkin	☐	☐	☐

1c.	F. A. Hrabowski, III	☐	☐	☐	1j.	J. Tapiero	☐	☐	☐

1d.	L. E. Kurzius	☐	☐	☐	1k.	W. A. Vernon	☐	☐	☐

1e.	P. Little	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSALS.		For	Against	Abstain

1f.	M. D. Mangan	☐	☐	☐	2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

1g.	M. G. Montiel	☐	☐	☐
					3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.	☐	☐	☐
1h.	M. M. V. Preston	☐	☐	☐
NOTE: IN THEIR DISCRETION, THE PROXIES ARE
For address change/comments, mark here. (see reverse for instructions)				☐	AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000352355_1     R1.0.1.17

Back to Contents

McCORMICK & COMPANY, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 28, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual
Meeting of Stockholders to be held on March 28, 2018:

The 2018 Notice of Annual Meeting and Proxy Statement, 2017 Annual Report to Stockholders
and Proxy Card are available at www.proxyvote.com

McCORMICK & COMPANY, INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lawrence E. Kurzius and Jeffery D. Schwartz and each of them, the proxies of the undersigned, with several powers of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 28, 2018, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Annual Meeting. Shares of Common Stock held under The McCormick 401(k) Retirement Plan (“Plan”) will be voted in accordance with procedures established under the Plan to provide for the confidentiality of information relating to the exercise of voting and similar rights by participants. Absent specific instructions, such shares will be voted in the manner set forth below, in accordance with the terms of the Plan document.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AND IN THE BEST DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENT.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1, FOR ITEM 2, & FOR ITEM 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000352355_2     R1.0.1.17